Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT
AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY AGREEMENT (this “Amendment”) is dated as of September 20, 2013, by and among POOL CORPORATION, a Delaware corporation (the “US Borrower”), SCP DISTRIBUTORS CANADA INC. (formerly known as SCP Distributors Inc.), a company organized under the laws of Ontario (the “Canadian Borrower”), SCP POOL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Rotterdam, registered with the trade register of the Chambers of Commerce (Kamers van Koophandel) under file number 24293315 (the “Dutch Borrower” and, collectively with the US Borrower and the Canadian Borrower, the “Borrowers”), the Subsidiary Guarantors party hereto, each Lender party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
Statement of Purpose
The Borrowers are party to that certain Credit Agreement dated as of October 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, including pursuant to the First Amendment to Credit Agreement dated as of December 21, 2011, the Second Amendment to Credit Agreement dated as of April 1, 2013 and the Third Amendment to Credit Agreement dated as of June 14, 2013, the “Credit Agreement”), by and among the Borrowers, each lender party thereto (collectively, the “Lenders” and, each individually, a “Lender”) and the Administrative Agent.
Certain Domestic Subsidiaries (collectively, the “Subsidiary Guarantors”) entered into a Subsidiary Guaranty Agreement dated as of October 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”) in favor of the Administrative Agent for the ratable benefit of itself and the Lenders.
The Borrowers and the Subsidiary Guarantors have requested, and the Administrative Agent and the Lenders party hereto have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement and the Subsidiary Guaranty Agreement, each as specifically set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement. This Amendment shall be a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

2.Amendments to Credit Agreement.
(a)Subject to and in accordance with the terms and conditions set forth herein, the parties hereto hereby agree that the Credit Agreement (excluding the Exhibits and Schedules thereto (other than Schedules 11.1, 11.2 and 11.3 thereto which will be restated as of the Fourth Amendment Effective Date as contemplated below), which will not be amended) shall be amended so that, after giving effect to all such amendments, it reads in its entirety as set forth in Exhibit A as attached hereto.

(b)The Revolving Credit Commitments and Revolving Credit Commitment Percentage of each Lender (including each of the Persons becoming a Lender by execution of this Amendment (each a “Joining Lender”)) immediately after giving effect to this Amendment shall be as set forth on Exhibit B attached hereto. The Administrative Agent is hereby authorized, without further action from any Person, to make such adjustments, reallocations and transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Fourth Amendment Effective Date, reflect the respective Revolving Credit Commitments of the Lenders immediately after giving effect to this Amendment on the Fourth Amendment Effective Date.
3.Amendment to Subsidiary Guaranty Agreement. The Subsidiary Guaranty Agreement is hereby amended by adding a new Section 2.12 thereto to read in its entirety as follows:
SECTION 2.12 Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty or any other Loan Document, voidable under Applicable Insolvency Laws and not for any greater amount). Subject to Section 2.10, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”
4.Effectiveness. This Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) upon which each of the following conditions precedent to the effectiveness to the Fourth Amendment are satisfied or waived:
(a)The Administrative Agent shall have received each of the following (in form and substance reasonably satisfactory to the Administrative Agent):
(i)counterparts of this Amendment executed by the Borrowers, the Subsidiary Guarantors, the Administrative Agent, each of the Lenders, the Euro Lender and the Canadian Dollar Lender;
(ii)a certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Amendment and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or equivalent documentation) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws (or equivalent documentation) of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or equivalent

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governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4(a)(iii) of this Amendment; provided that, with respect to any of the items described in clauses (A) and (B) above, the respective certification may instead be that there have been no changes to the relevant documents since the Closing Date of the Credit Agreement or that any changes from such documents are attached to such certification, and to the extent so certified, the documents delivered in connection with the Closing Date of the Credit Agreement need not be redelivered hereunder;
(iii)certificates as of a recent date of the good standing or status of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes;
(iv)favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, this Amendment and such other matters as the Lenders shall request, each in form and substance satisfactory to the Administrative Agent (including, without limitation, favorable opinions of special and/or foreign counsel to the Credit Parties), which such opinions shall (unless otherwise agreed to by the Administrative Agent) expressly permit reliance by successors and assigns of the Administrative Agent and the Lenders;
(v)certificates (or other documentation) evidencing the insurance required to be maintained pursuant to Section 9.3 of the Credit Agreement, evidence of payment of all insurance premiums for the current policy year of each insurance policy and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of each insurance policy in form and substance reasonably satisfactory to the Administrative Agent;
(vi)a certificate, certified as accurate by the chief financial officer of the US Borrower, that (A) after giving effect to the transactions contemplated by this Amendment (1) the US Borrower and each of its Subsidiaries are each Solvent and (2) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the transactions contemplated by this Amendment with the covenants contained in Article X of the Credit Agreement and (B) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrowers and their respective Subsidiaries;
(vii)financial projections with respect to the US Borrower and its Subsidiaries prepared by a Responsible Officer of the US Borrower consisting of balance sheets, income statements and cash flow statements on an annual basis for the term of the Revolving Credit Facility;
(viii)restated Schedules 11.1, 11.2 and 11.3 to the Credit Agreement with information as of the Fourth Amendment Effective Date; and
(ix)such other instruments, documents and certificates as the Administrative Agent shall reasonably request in connection with the execution of this Amendment.

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(b)The Credit Parties shall have received all governmental, shareholder and third party consents and approvals necessary (or any other consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Amendment and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(c)Since December 31, 2012, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the US Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
(d)Each representation and warranty contained in the Credit Agreement and the other Loan Documents is true, correct and complete in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Fourth Amendment Effective Date as if fully set forth herein, other than any such representations or warranties that, by their express terms, refer to an earlier date, in which case they shall have been true and correct as of such earlier date.
(e)No Default or Event of Default has occurred and is continuing as of the Fourth Amendment Effective Date or would result after giving effect hereto.
(f)The Borrowers shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 of the Credit Agreement or that certain letter agreement among the US Borrower and the Administrative Agent and/or certain of its affiliates dated August 23, 2013 (as amended, restated, supplemented or otherwise modified) that, in each case, are due and payable on the Fourth Amendment Effective Date and any other accrued and unpaid fees or commissions due in accordance with Section 9 of this Amendment.
5.Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, or (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrowers, any of their respective Subsidiaries or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby. References in the Subsidiary Guaranty Agreement to “this Guaranty” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Subsidiary Guaranty Agreement” shall be deemed to be references to the Subsidiary Guaranty Agreement as modified hereby.

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6.Representations and Warranties. By its execution hereof, each Credit Party hereby represents and warrants as follows:
(a)such Credit Party has the right, power and authority and has taken all necessary corporate, limited liability and other action to authorize the execution, delivery and performance of this Amendment and each other document executed in connection herewith to which it is a party in accordance with their respective terms; and
(b)this Amendment and each other document executed in connection herewith has been duly executed and delivered by its duly authorized officers, and each such document constitutes the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.
7.Acknowledgement and Reaffirmation. By their execution hereof, each Credit Party hereby expressly (a) consents to this Amendment, (b) consents to each of the Joining Lenders, and (c) acknowledges that such Credit Party's covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Notes, the Letter of Credit Applications, the Subsidiary Guaranty Agreement and the other Loan Documents to which such Credit Party is a party remains in full force and effect.
8.Joining Lenders. By its execution of this Amendment, each Joining Lender, hereby acknowledges, agrees and confirms that, on and after the date hereof, (a) it will be deemed to be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Lender under the Credit Agreement as if it had executed the Credit Agreement; (b) it will be bound by, all of the terms, provisions and conditions contained in the Credit Agreement; (c) it has received a copy of the Credit Agreement, copies of the most recent financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it deems appropriate, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, to make its own credit analysis and decision to enter into this Amendment and to become a Lender under the Credit Agreement; (d) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder; (e) it is an Eligible Assignee (after giving effect to the consents set forth on the signature pages to this Amendment); (f) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (g) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (h) it will provide any additional documentation (including, without limitation, any assignments to be executed in connection with the Amendment) to evidence its status as a Lender as of the Fourth Amendment Effective Date or as required to be delivered by it pursuant to the terms of the Credit Agreement.
9.Costs, Expenses and Taxes.    The Borrowers agree to pay in accordance with Section 15.3 of the Credit Agreement all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration and enforcement of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.

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10.Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.
11.Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.
12.  Jurisdiction and Venue.

(a)Jurisdiction.  Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any Related Party of the foregoing in any way relating to this Amendment or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Amendment or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(b)Venue.  Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court
13.Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.
14.Successors and Assigns. This Amendment shall be binding on and insure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWERS:	POOL CORPORATION, as US Borrower
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Chief Financial Officer

SCP DISTRIBUTORS CANADA INC., as Canadian Borrower
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Secretary and Treasurer

SCP POOL B.V., as Dutch Borrower
By /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Director

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

SUBSIDIARY GUARANTORS:    SCP DISTRIBUTORS LLC, as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Chief Financial Officer

SPLASH HOLDINGS, INC., as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Secretary

ALLIANCE TRADING, INC., as Subsidiary Guarantor
By: /s/ Melanie Housey
Name: Melanie Housey
Title:     President and Secretary

CYPRESS, INC., as Subsidiary Guarantor
By: /s/ Melanie Housey
Name: Melanie Housey
Title:     President and Secretary

SUPERIOR POOL PRODUCTS LLC, as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Chief Financial Officer

SCP ACQUISITION CO. LLC, as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Secretary

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

SCP INTERNATIONAL, INC., as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Secretary

POOL DEVELOPMENT LLC, as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Chief Financial Officer

HORIZON DISTRIBUTORS, INC., as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President

POOLCORP FINANCIAL MORTGAGE, LLC, as Subsidiary
Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:    President and Treasurer

POOLCORP FINANCIAL INC., as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:    President and Treasurer

POOLFX SUPPLY LLC, as Subsidiary Guarantor
By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:    President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, the Canadian Dollar Lender, the Euro Lender and a Lender
By: /s/ Nathan R. Rantala
Name: Nathan R. Rantala
Title: Director

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

BANK OF AMERICA, N.A., as Lender

By: /s/ Gary L. Mingle
Name: Gary L. Mingle
Title: Senior Vice-President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

UNION BANK, N.A., as Lender

By: /s/ Michael Ball
Name: Michael Ball
Title: Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

CAPITAL ONE, N.A., as Lender

By: /s/ Katharine G. Kay
Name: Katharine G. Kay
Title: Senior Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

REGIONS BANK, as Lender

By: /s/ Jorge E. Goris
Name: Jorge E. Goris
Title: Senior Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

BRANCH BANKING AND TRUST COMPANY, as Lender

By: /s/ DeVon J. Lang
Name: DeVon J. Lang
Title: Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

FIFTH THIRD BANK, as Lender

By: /s/ Garland F. Robeson IV
Name: Garland F. Robeson IV
Title: Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

JPMORGAN CHASE BANK, N.A., as Lender
By: /s/ Donald Hunt
Name: Donald Hunt
Title: Officer

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

COMERICA BANK, as Lender

By: /s/ Joey Powell
Name: Joey Powell
Title: Vice President

Fourth Amendment to Credit Agreement and
First Amendment to Subsidiary Guaranty Agreement
Pool Corporation
Signature Page

EXHIBIT A

Conformed Credit Agreement

EXHIBIT B

Lenders and Commitments

EXHIBIT A

CONFORMED THROUGH THE FOURTH AMENDMENT

Published CUSIP Number: 73278DAB9

$465,000,000

CREDIT AGREEMENT
dated as of October 19, 2011,

by and among

POOL CORPORATION,
as US Borrower,

SCP DISTRIBUTORS CANADA INC.,
as Canadian Borrower,

SCP POOL B.V.,
as Dutch Borrower,

the Lenders referred to herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and an Issuing Lender,

and

BANK OF AMERICA, N.A.
and
UNION BANK, N.A.,
each as a Syndication Agent,

REGIONS BANK
and
CAPITAL ONE, N.A.,
each as a Documentation Agent

WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
UNION BANK, N.A.,
as Joint Lead Arrangers
and Joint Bookrunners

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EXHIBITS

Exhibit A-1	- Form of Revolving Credit Note

Exhibit A-2	- Form of Swingline Note

Exhibit A-3	- Form of Canadian Note

Exhibit A-4	- Form of Euro Note

Exhibit B	- Form of Notice of Borrowing

Exhibit C	- Form of Notice of Account Designation

Exhibit D	- Form of Notice of Repayment

Exhibit E	- Form of Notice of Conversion/Continuation

Exhibit F	- Form of Officer’s Compliance Certificate

Exhibit G	- Form of Assignment and Assumption

SCHEDULES

Schedule 1.1(a)	- Existing Letters of Credit

Schedule 1.1(b)	- Mandatory Cost

Schedule 7.1(a)	- Jurisdictions of Organization and Qualification

Schedule 7.1(b)	- Subsidiaries and Capitalization

Schedule 7.1(i)	- ERISA Plans

Schedule 7.1(l)	- Material Contracts

Schedule 7.1(m)	- Labor and Collective Bargaining Agreements

Schedule 7.1(t)	- Certain Indebtedness

Schedule 7.1(u)	- Litigation

Schedule 11.1	- Existing Indebtedness

Schedule 11.2	- Existing Liens

Schedule 11.3	- Existing Loans, Advances and Investments

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CREDIT AGREEMENT, dated as of October 19, 2011, by and among POOL CORPORATION, a Delaware corporation (the “US Borrower”), SCP DISTRIBUTORS CANADA INC. (formerly known as SCP Distributors Inc.), a company organized under the laws of Ontario (the “Canadian Borrower”), SCP POOL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Rotterdam, registered with the trade register of the Chambers of Commerce (Kamers van Koophandel) under file number 24293315 (the “Dutch Borrower” and, collectively with the US Borrower and the Canadian Borrower, the “Borrowers”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrowers have requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1     Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Accounts Securitization” means, with respect to the US Borrower and its Subsidiaries (other than a Special Purpose Subsidiary), any pledge, sale, transfer, contribution, conveyance or other disposition of (a) “accounts”, “chattel paper”, “instruments” or “general intangibles” (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment or similar charges (such items, the “Receivables”), (b) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (c) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Receivable, (d) all insurance contracts, service contracts, books and records associated with such Receivable, (e) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (f) cash collections and cash proceeds of such Receivable and (g) any proceeds of the foregoing (all such items referenced in clauses (a) through (g), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such Transferred Assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to the US Borrower or any Subsidiary in connection with all such transactions shall not at any time exceed $225,000,000; and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be on terms and conditions and pursuant to documentation in form and substance satisfactory to the Administrative Agent, in its reasonable discretion, and without recourse to the US Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) except with respect to (i) reductions in the balance of such Receivable as a result of any defective or rejected goods or set off by the obligor of such Receivable transferred by such Person, (ii) breaches of representations or warranties by such Person in any applicable receivables sale agreements which contain representations and warranties which are no broader in scope and obligation than the representations and warranties that are customary for transactions of this type and (iii) indemnification of the applicable Special Purpose Subsidiary to the extent provided in such receivables sale agreements which contain indemnification terms and provisions which are no broader in scope and obligation than the indemnification terms and provisions that are customary for transactions of this type.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 14.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 15.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of a Borrower) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“AFS” means the Dutch Act on Financial Supervision (Wet op het financieel toezicht).
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Alternative Currency” means (i) with respect to the Canadian Borrower, the Canadian Dollar and (ii) with respect to the Dutch Borrower, the Euro.
“Alternative Currency Amount” means with respect to any amount expressed in Dollars, the equivalent amount thereof so expressed in the applicable Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Average Total Leverage Ratio:

Pricing Level	Average Total Leverage Ratio	Facility Fee	CDOR Rate + LIBOR Rate + and Swingline +	Base Rate + and Canadian Base Rate+
I	Greater than or equal to 2.50 to 1.00	0.25%	1.625%	0.625%
II	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	0.20%	1.300%	0.300%
III	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.15%	1.225%	0.225%
IV	Less than 1.00 to 1.00	0.10%	1.150%	0.150%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrowers are required to provide an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the US Borrower; provided, however, that:
(i)    the Applicable Margin shall be based on Pricing Level IV until the first Calculation Date occurring after the first full fiscal quarter ending after the Closing Date and thereafter the Applicable Margin shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date; and
(ii)    if the Borrowers fail to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the US Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Average Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and the Lenders with respect to Sections 5.1(c) and Article XIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Union Bank, N.A., in their respective capacities as joint lead arrangers and joint bookrunners, and their respective successors.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.11), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Average Accounts Securitization Proceeds” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries, the average for such period of the total amount of borrowings or issuances of instruments or securities in connection with any Accounts Securitization as of each calendar month end during such period.
“Average Total Funded Indebtedness” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP, the average for such period of the Total Funded Indebtedness as of each calendar month end during such period.
“Average Total Leverage Ratio” means, for any date, the ratio of (a) the sum of (i) the Average Total Funded Indebtedness for the period of twelve (12) consecutive months ending on or immediately prior to such date plus (ii) the Average Accounts Securitization Proceeds for the period of twelve (12) consecutive months ending on or immediately prior to such date to (b) EBITDA for the period of twelve (12) consecutive months ending on or immediately prior to such date.
“Bankruptcy Event of Default” means any Event of Default pursuant to Sections 13.1(j) or (k).
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the US Borrower under Section 5.8 shall remain in effect, the LIBOR Market Index Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Borrower Guaranteed Obligations” means, collectively, the US Borrower Guaranteed Obligations, the Canadian Borrower Guaranteed Obligations and the Dutch Borrower Guaranteed Obligations, and each individually, as the context requires.

“Borrower Guarantor” means (a) with respect to the US Borrower Guaranteed Obligations, the US Borrower, (b) with respect to the Canadian Borrower Guaranteed Obligations, the Canadian Borrower, and (c) with respect to the Dutch Borrower Guaranteed Obligations, the Dutch Borrower.
“Borrower Guaranty” means the unconditional guaranty of the payment of (a) the US Borrower Guaranteed Obligations by the US Borrower, (b) the Canadian Borrower Guaranteed Obligations by the Canadian Borrower and (c) the Dutch Borrower Guaranteed Obligations by the Dutch Borrower, in each case, under Article XII hereof.
“Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.
“Business Day” means:
(a)    for all purposes other than as set forth in clauses (b), (c) or (d) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business;
(b)    with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan denominated in Dollars, Swingline Loans or any Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Market Index Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market;
(c)    with respect to all notices and determinations in connection with, and payments of principal and interest on, any Canadian Dollar Loan, (i) any day that is a Business Day described in clause (a) and on which banks are open for business in Toronto, Ontario and (ii) with respect to any Canadian Dollar Loan that is a CDOR Rate Loan, any day that is a Business Day described in clauses (a) and (c)(i) and that is also a day for trading by and between banks in Canadian Dollar deposits in the London interbank market; and
(d)    with respect to all notices and determinations in connection with, and payments of principal and interest on any Euro Loan, any day that is a Business Day described in clause (a) and which is also (i) a day for trading by and between banks in Euro deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (ii) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Canadian Base Rate” means at any time, the greater of (a) the Canadian Prime Rate and (b) except during any period of time during which a notice delivered to the Borrowers under Section 5.8 with respect to the CDOR Rate shall remain in effect, the annual rate of interest equal to the sum of (i) the CDOR Rate at such time plus (ii) one percent (1%) per annum; each change in the Canadian Base Rate shall take effect simultaneously with the corresponding change or changes in the Canadian Prime Rate or the CDOR Rate, as applicable.
“Canadian Base Rate Loan” means any Canadian Dollar Loan bearing interest at a rate determined by reference to the Canadian Base Rate as provided in Section 5.1.
“Canadian Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Canadian Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 12.1(b).
“Canadian Dollar” or “C$” means, at any time of determination, the then official currency of Canada.
“Canadian Dollar Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Revolving Credit Commitment.
“Canadian Dollar Lender” means Wells Fargo or any Affiliate or designee thereof, in its capacity as Canadian Dollar Lender hereunder, and any successor thereto appointed pursuant to Section 14.6(d).
“Canadian Dollar Loan” means any revolving credit loan denominated in Canadian Dollars made to the Canadian Borrower by the Canadian Dollar Lender pursuant to Section 2.2(a) and all such revolving credit loans collectively as the context requires.
“Canadian Note” means the promissory note made by the Canadian Borrower in favor of the Canadian Dollar Lender, substantially in the form attached as Exhibit A-3 hereto, evidencing the Canadian Dollar Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Canadian Prime Rate” means the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of the Canadian Reference Bank and the Canadian Reference Bank may lend to its customers at rates that are at, above or below such rate) or, if the Canadian Reference Bank ceases to announce a rate so designated, any similar successor rate designated by the Canadian Reference Bank.
“Canadian Reference Bank” means Bank of Montreal, or its successor and assigns, or such other bank as the Canadian Dollar Lender may from time to time designate.
“Capital Lease” means any lease of any property by the US Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the US Borrower and its Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) in the case of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), shares (aandelen) or depository receipts (certificaten van aandelen), (f) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (g) any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of such Lenders to fund participations in respect of L/C Obligations, Swingline Loans, Canadian Dollar Loans, Euro Loans, cash or deposit account balances or, if the Administrative Agent, the applicable Issuing Lender, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender shall agree, each in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) the Administrative Agent and (ii) the applicable Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any investments permitted pursuant to Section 11.3(b).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.
“Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Cash Management Agreement with any Cash Management Bank.
“CDOR Rate” means,
(a)    for any interest rate calculation with respect to a Canadian Base Rate Loan, the rate of interest per annum determined on the basis of an average thirty (30) day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. on such date (or if such day is not a Business Day, then on the immediately preceding Business Day); or
(b)    for any interest rate calculation with respect to a CDOR Rate Loan, the rate of interest per annum determined on the basis of the average rate applicable to Canadian Dollar bankers’ acceptances having a maturity comparable to the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. on the first day of the applicable Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day).
If, for any reason, such rate does not appear on the Reuters Screen CDOR Page, then the “CDOR Rate” shall be determined by the Canadian Dollar Lender to be the arithmetic average of the rate per annum at which deposits in Canadian Dollars would be offered by first class banks in Canada to the Canadian Dollar Lender. Each calculation by the Canadian Dollar Lender of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error.
“CDOR Rate Loan” means a Canadian Dollar Loan bearing interest at a rate determined by reference to the CDOR Rate pursuant to Section 5.1(a)(ii)(B), but shall not include any Canadian Base Rate Loan as to which interest is determined by reference to the CDOR Rate.
“Change in Control” means (a) any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acting in concert obtain beneficial ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the US Borrower entitled to vote in the election of members of the board of directors of the US Borrower, (b) any event or series of events in which the Canadian Borrower or the Dutch Borrower ceases to be a Wholly-Owned Subsidiary of the US Borrower, (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the US Borrower cease to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved by a majority of the board of directors on the first day of such period; provided that in each case such individuals constituted a majority of the board of directors at the time of such election or nomination, or (d) there shall have occurred under any indenture or other evidence of Indebtedness in excess of $5,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the US Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the first date all the conditions precedent in Section 6.1 are satisfied or waived in accordance with Section 15.2.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Commitment” means, as to any Lender, on a collective basis, such Lender’s Canadian Dollar Commitment, if any, Euro Commitment, if any, Swingline Commitment, if any, and Revolving Credit Commitment, in each case as set forth in the Register, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated” means, when used with reference to financial statements or financial statement items of the US Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Total Assets” means, at any time, the total assets of the US Borrower and its Subsidiaries, as determined in accordance with GAAP on a Consolidated basis.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the US Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, including the Dutch Bankruptcy Code (Faillissementswet).
“Default” means any of the events specified in Section 13.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 5.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations, participations in Swingline Loans, participations in Canadian Dollar Loans or participations in Euro Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the US Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swingline Loans, Canadian Dollar Loans or Euro Loans) within two (2) Business Days of the date when due, (b) has notified the US Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the US Borrower, to confirm in writing to the Administrative Agent and the US Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the US Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.16(b)) upon delivery of written notice of such determination to the US Borrower, each Issuing Lender, the Swingline Lender, Canadian Dollar Lender, Euro Lender and each Revolving Credit Lender.

“Dollar Amount” means, (a) with respect to each Extension of Credit made or continued (or to be made or continued) in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in an Alternative Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Dutch Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Dutch Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 12.1(c).
“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (v), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vi) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business. For the avoidance of doubt, EBITDA for any applicable period of determination shall be calculated on a pro forma basis to include the EBITDA attributable to any Person, assets, business or line of business acquired pursuant to any Material Acquisition during such period and to exclude the EBITDA attributable to any Person, assets, business or line of business sold, transferred or otherwise disposed of pursuant to any Material Disposition during such period, in each case, in a manner reasonably determined by the US Borrower and supported by financial information and related calculations in form and substance reasonably satisfactory to the Administrative Agent, as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of the applicable period for which EBITDA is being calculated.
“EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) Rental Expense, (vi) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (vi), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vii) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business. For the avoidance of doubt, EBITDAR for any applicable period of determination shall be calculated on a pro forma basis to include the EBITDAR attributable to any Person, assets, business or line of business acquired pursuant to any Material Acquisition during such period and to exclude the EBITDAR attributable to any Person, assets, business or line of business sold, transferred or otherwise disposed of pursuant to any Material Disposition during such period, in each case, in a manner reasonably determined by the US Borrower and supported by financial information and related calculations in form and substance reasonably satisfactory to the Administrative Agent, as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of the applicable period for which EBITDAR is being calculated.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 15.11(b)(iii)).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the US Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the US Borrower or any current or former ERISA Affiliate.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Lender” means Wells Fargo or any Affiliate or designee thereof, in its capacity as Euro Lender hereunder, and any successor thereto appointed pursuant to Section 14.6(e).

“Euro Loan” means any revolving credit loan denominated in Euros made to the Dutch Borrower by the Euro Lender pursuant to Section 2.2(b) and all such revolving credit loans collectively as the context requires.
“Euro Loan Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Revolving Credit Commitment.
“Euro Note” means the promissory note made by the Dutch Borrower in favor of the Euro Lender, substantially in the form attached as Exhibit A-4 hereto, evidencing the Euro Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 13.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2.12 of the Subsidiary Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 5.12(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 5.11(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of any Subsidiary Borrower (including, without limitation, any payment made to any Lender under Sections 2.2(a)(ii)(C) or 2.2(b)(ii)(C)) or any other Foreign

Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 5.11(e).
“Existing Facility” means that certain credit facility established pursuant to the Amended and Restated Credit Agreement dated as of December 20, 2007 (as amended, restated, supplemented or otherwise modified prior to the date hereof) by and among the US Borrower, the Canadian Borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Wells Fargo Capital Finance Corporation Canada, as Canadian Dollar Lender.
“Existing Letters of Credit” means those letters of credit existing on the Closing Date and described on Schedule 1.1(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) such Lender’s Revolving Credit Commitment Percentage of the Canadian Dollar Loans then outstanding, and (v) such Lender’s Revolving Credit Commitment Percentage of the Euro Loans then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“Facility Fee” has the meaning assigned thereto in Section 5.3(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“February 2007 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of February 1, 2007, as such agreement may be amended, restated, supplemented or otherwise modified, in each case in accordance with Section 11.10 of this Agreement.
“February 2007 Notes” means the senior unsecured floating rate notes issued by the US Borrower pursuant to the February 2007 Note Purchase Agreement in an initial aggregate principal amount of $100,000,000.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” means (i) the separate fee letter agreement executed by the US Borrower and the Administrative Agent and/or certain of its affiliates dated August 23, 2013, and (ii) any fee letter agreement between the US Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Fiscal Year” means the fiscal year of the US Borrower and its Subsidiaries ending on December 31.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement and First Amendment to Subsidiary Guaranty Agreement dated as of the Fourth Amendment Effective Date by and among the Borrowers, the Lenders and the Administrative Agent.
“Fourth Amendment Effective Date” means September 20, 2013.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, (c) with respect to the Canadian Dollar Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Canadian Dollar Loans other than Canadian Dollar Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders and (d) with respect to the Euro Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Euro Loans other than Euro Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the US Borrower and its Subsidiaries throughout the period indicated and (subject to Section 15.10) consistent with the prior financial practice of the US Borrower and its Subsidiaries.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 14.5, any other holder of the Obligations, and, in each case, their respective successors and assigns.
“Guaranty Obligation” means, with respect to the US Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Bank” means any Person that, at the time it enters into a Hedging Agreement with a Credit Party (which such Hedging Agreement is permitted hereunder), is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in each case in its capacity as a party to such Hedging Agreement.
“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Hedging Agreement permitted hereunder (other than Excluded Swap Obligations) with any Hedge Bank.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Increase Effective Date” means the date, which shall be a Business Day, on or before the Maturity Date, but no earlier than fifteen (15) days after any Increase Notification Date, on which each of the Increasing Revolving Credit Lenders increase (or, in the case of New Revolving Credit Lenders, provide) their respective Revolving Credit Commitments to the US Borrower pursuant to Section 2.9.

“Increase Notification” means the written notice by the US Borrower of its desire to increase the Revolving Credit Commitments pursuant to Section 2.9.
“Increase Notification Date” means the date on which the Increase Notification is received by the Administrative Agent.
“Increasing Revolving Credit Lenders” has the meaning assigned thereto in Section 2.9(b).
“Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all Guaranty Obligations of any such Person;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
(g)    all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person;
(h)    all net obligations incurred by any such Person pursuant to Hedging Agreements;
(i)    the outstanding attributed principal amount under any asset securitization program; and
(j)    all outstanding payment obligations with respect to Synthetic Leases.
For all purposes hereof, the indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
“Interest Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the US Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Interest Period” has the meaning assigned thereto in Section 5.1(b).
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means (a) with respect to Letters of Credit Issued hereunder on or after the Closing Date, (i) Wells Fargo (or any successor thereto) and (ii) any other Lender that is an Affiliate of an Arranger to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the US Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit; provided that the total number of Issuing Lenders under this clause (a) shall not exceed three (3) and (b) with respect to the Existing Letters of Credit, Wells Fargo, in its capacity as issuer thereof.
“L/C Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the aggregate Revolving Credit Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders (other than the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender (in such capacities)).
“Lender” has the meaning assigned thereto in the introductory paragraph hereto.
“Lender Addition and Acknowledgement Agreement” has the meaning assigned thereto in Section 2.9.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Letters of Credit” means the collective reference to the letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by any Issuing Lender (other than Wells Fargo at any time it is also acting as Administrative Agent) shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable Issuing Lender.
“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Euros or Dollars, as applicable, in minimum amounts of at least $5,000,000 (or in the case of Euros, the Alternative Currency Amount of $5,000,000) for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Euros or Dollars, as applicable, in minimum amounts of at least $5,000,000 (or in the case of Euros, the Alternative Currency Amount of $5,000,000) would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
“LIBOR Market Index Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one (1) month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination (or if such date is not a Business Day, then the immediately preceding Business Day). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the “LIBOR Market Index Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one (1) month commencing on such date of determination. Each calculation by the Administrative Agent of the LIBOR Market Index Rate shall be conclusive and binding for all purposes, absent manifest error. Each change in the LIBOR Market Index Rate shall be effective as of the opening of business on the day such change occurs.
“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
LIBOR Rate =                 LIBOR
1.00-Eurodollar Reserve Percentage
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by each Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement and any Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to the Revolving Credit Loans, the Canadian Dollar Loans, the Euro Loans and the Swingline Loans and “Loan” means any of such Loans.
“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1(b) hereto.
“Material Acquisition” means any Permitted Acquisition of any Person, assets, business or line of business that involves the payment of consideration by the US Borrower and its Subsidiaries in excess of $10,000,000.
“Material Adverse Effect” means, with respect to the US Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the US Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) the legality, validity, binding effect or enforceability against the US Borrower or any Subsidiary thereof of any Loan Document to which it is a party or (d) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents.
“Material Contract” means (a) any contract or other agreement, written or oral, of the US Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the US Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
“Material Disposition” means any sale, transfer or other disposition of any Person, assets, business or line of business that yields gross proceeds to the US Borrower or any of its Subsidiaries in excess of $10,000,000.
“Maturity Date” means the earliest to occur of (a) September 20, 2018, (b) the date of termination of the entire Revolving Credit Commitments by the Borrowers pursuant to Section 2.6, or (c) the date of termination of the Revolving Credit Commitments pursuant to Section 13.2(a).
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent, each applicable Issuing Lender that is entitled to Cash Collateral hereunder, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, each in its sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the US Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Income” means, with respect to the US Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the US Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the US Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the US Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.
“New Revolving Credit Lender” has the meaning assigned thereto in Section 2.9(b).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 15.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Revolving Credit Note, a Canadian Note, Euro Note or a Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.4(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.4(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Repayment” has the meaning assigned thereto in Section 2.5(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the US Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer, chief accounting officer or the treasurer of the US Borrower substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning assigned thereto in Section 15.11(d).
“Participant Register” has the meaning assigned thereto in Section 15.11(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Payment Event of Default” means any Event of Default pursuant to Sections 13.1(a) or (b).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the US Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the US Borrower or any of its current or former ERISA Affiliates.
“Permitted Acquisition” means any Permitted Domestic Acquisition or any Permitted Foreign Acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the US Borrower, net of the applicable acquired company’s cash (including Cash Equivalents) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable acquisition documents executed by the US Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.
“Permitted Domestic Acquisition” means any acquisition permitted pursuant to Section 11.3(c).

“Permitted Foreign Acquisition” means any acquisition permitted pursuant to Section 11.3(d).
“Permitted Liens” means the Liens permitted pursuant to Section 11.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PMP” means a professional market party as defined in the AFS.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Qualified Unsecured Issuances” means Indebtedness of the US Borrower in the form of one or more issuances by the US Borrower of unsecured notes; provided that such Indebtedness shall be subject to each of the following conditions:
(a) the principal amount of such Indebtedness incurred in each such issuance when combined with the principal amount of any Indebtedness incurred in any prior Qualified Unsecured Issuance shall not exceed an aggregate principal amount of $100,000,000 (in each case, with such principal amounts being determined without giving effect to any repayments thereof);
(b) the terms and conditions of such notes (and terms and conditions of the documents governing such notes) shall be market terms and conditions that are no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents and shall be approved by the Administrative Agent (such approval not to be unreasonably withheld) and, in any event, such terms and conditions shall include, without limitation, (i) such Indebtedness not maturing or having any required repayment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six months after the Maturity Date and (ii) such Indebtedness having no restrictions, limitations or encumbrances on the ability of any Borrower or any its Subsidiaries to incur Liens to secure the Obligations;
(c) the Administrative Agent shall have received an Officer’s Compliance Certificate (in form and substance satisfactory to the Administrative Agent) evidencing that immediately before and after giving pro forma effect to the incurrence of the Indebtedness in such Qualified Unsecured Issuance, (i) no Default or Event of Default shall exist and (ii) the Average Total Leverage Ratio shall be less than 2.25 to 1.00;
(d) the Indebtedness evidenced by such notes and the other documentation related thereto shall not be guaranteed by any person or entity that has not also guaranteed all of the Obligations; and
(e) the Obligations shall rank at least pari passu with the Indebtedness incurred pursuant to such Qualified Unsecured Issuance.
“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender, (d) the Canadian Dollar Lender and (e) the Euro Lender, as applicable.
“Register” has the meaning assigned thereto in Section 15.11(c).

“Reimbursement Obligation” means the obligation of the US Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rental Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the aggregate fixed amounts payable with respect to Operating Leases of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Reserve Amount” means an amount equal to $100,000,000.
“Reserve Period” means the period commencing on the Closing Date and ending on the date on which the Administrative Agent receives evidence (including, without limitation, if requested by the Administrative Agent, a payoff letter), in form and substance reasonably satisfactory to the Administrative Agent, that the February 2007 Notes have been paid in full or will be paid in full substantially concurrently with the proceeds of a Revolving Credit Loan comprised in whole or in part of the Reserve Amount.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans to the account of any Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof, including, without limitation, Section 2.9, and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof, including, without limitation, Section 2.9. The Revolving Credit Commitment of all Revolving Credit Lenders on the Fourth Amendment Effective Date shall be Four-Hundred and Sixty-Five Million Dollars ($465,000,000).
“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all Revolving Credit Lenders.
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations, Swingline Loans, Canadian Dollar Loans and Euro Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 2.9).
“Revolving Credit Lender” means any Lender with a Revolving Credit Commitment.
“Revolving Credit Loans” means any revolving credit loan denominated in Dollars made to the US Borrower pursuant to Section 2.1, and all such revolving credit loans collectively as the context requires.
“Revolving Credit Note” means a promissory note made by the US Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the OFAC.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Solvent” means, as to the US Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“Special Purpose Subsidiary” means Superior Commerce and any other Subsidiary that is formed to facilitate an Accounts Securitization, but only so long such Person (a) owns no assets (other than the Transferred Assets in connection with an Accounts Securitization), (b) conducts no business and has no operations other than those reasonably necessary to facilitate an Accounts Securitization, (c) has no Indebtedness other than in connection with an Accounts Securitization and (d) is not a guarantor of, and does not provide any credit support, for any Indebtedness (other than in connection with an Accounts Securitization).
“Subordinated Indebtedness” means the collective reference to any Indebtedness of the US Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the US Borrower.
“Subsidiary Borrowers” means, collectively, the Canadian Borrower and the Dutch Borrower.
“Subsidiary Guarantors” means, collectively, all direct or indirect Domestic Subsidiaries of the US Borrower (other than a Special Purpose Subsidiary) in existence on the Closing Date or which becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 9.11.
“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Superior Commerce” means Superior Commerce LLC, a Delaware limited liability company, and its successors and assigns.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the lesser of (a) Twenty-Five Million Dollars ($25,000,000) and (b) the Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.3.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the US Borrower pursuant to Section 2.3, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the US Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Termination Date” means the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 14.6 and (b) the Maturity Date.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Termination Event” means the occurrence of any of the following, except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of the US Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Funded Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; and
(f)    all Guaranty Obligations of any such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above.
For all purposes hereof, the Total Funded Indebtedness of any Person shall include the indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Transferred Assets” has the meaning assigned thereto in the definition of “Accounts Securitization”.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“United States” means the United States of America.
“US Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“US Borrower Guaranteed Obligations” has the meaning assigned thereto in Section 12.1(a).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the US Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the US Borrower).
SECTION 1.2     Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3     Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 15.10). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the US Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Any calculation or ratio set forth herein that is to be calculated after giving effect to, or on a pro forma basis with respect to, a specified transaction or event shall be calculated as if such transaction or event occurred as of the first day of the applicable period of measurement (and in the case of any Indebtedness, shall be deemed to be outstanding in the full principal amount originally incurred for the entirety of such measurement period) and all income statement items (whether positive or negative) with respect to such specified transaction or event shall be included or excluded, as applicable.
SECTION 1.4     Dutch Terms. In this Agreement, where it relates to the Dutch Borrower, a reference to: (a) an action to authorize, where applicable, includes without limitation: (i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and (ii) obtaining a positive advice (positief advies) from the competent works council(s); (b) an encumbrance includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), whether or not created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (c) a surety includes a borg; (d) a winding-up, bankruptcy, insolvency, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (e) a reorganization includes a surséance van betaling; (f) filing a petition seeking to take advantage of laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts includes a Dutch person having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); (g) a trustee, receiver, administrative receiver or administrator includes a curator; (h) an administrator, custodian or compulsory manager includes a bewindvoerder; (i) a liquidator includes a vereffenaar; (j) an attachment includes a beslag; (k) a subsidiary includes a dochtermaatschappij; (l) an affiliate includes a groepsmaatschappij; (m) a director includes a bestuurder; (n) articles of incorporation include an akte van oprichting containing statuten; (o) a collective bargaining agreement includes a collectieve arbeidsovereenkomst; and (p) a labor union includes a vakbond.

SECTION 1.5     UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.6     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.7     References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.8     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.9     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
ARTICLE II
REVOLVING CREDIT FACILITY
SECTION 2.1     Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the US Borrower in Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the US Borrower in accordance with the terms of Section 2.4; provided that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of (i) during the Reserve Period, the Reserve Amount, (ii) all outstanding Canadian Dollar Loans, (iii) all outstanding Euro Loans, (iv) all outstanding Swingline Loans and (v) all outstanding L/C Obligations and (b) the aggregate principal amount of all outstanding Revolving Credit Loans from any Revolving Credit Lender to the US Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (i) during the Reserve Period, the Reserve Amount; (ii) all outstanding Canadian Dollar Loans, (iii) all outstanding Euro Loans, (iv) all outstanding Swingline Loans and (v) all outstanding L/C Obligations. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2     Alternative Currency Loans.
(a)Canadian Dollar Loans.
(i)    Availability. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Canadian Dollar Lender may in its sole discretion make Canadian Dollar Loans to the Canadian Borrower in Canadian Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the US Borrower, on behalf of the Canadian Borrower, in accordance with the terms of Section 2.4; provided that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Canadian Dollar Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) during the Reserve Period, the Reserve Amount, (2) all outstanding Revolving Credit Loans, (3) all outstanding Euro Loans, (4) all outstanding Swingline Loans and (5) all outstanding L/C Obligations and (B) the Canadian Dollar Commitment. Subject to the terms and conditions hereof, the Canadian Borrower may borrow, repay and reborrow Canadian Dollar Loans hereunder until the Maturity Date.
(ii)    Refunding of Canadian Dollar Loans.
(A)    Upon demand of the Canadian Dollar Lender or upon the occurrence and during the continuance of an Event of Default (including, without limitation, a Payment Event of Default with respect to a Canadian Dollar Loan), each Canadian Dollar Loan may, at the discretion of the Canadian Dollar Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Revolving Credit Lenders in an amount equal to the Dollar Amount of such Canadian Dollar Loan; provided that the Borrowers shall pay to the Canadian Dollar Lender any and all costs, fees and other expenses incurred by the Canadian Dollar Lender in effecting such conversion. Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Revolving Credit Lenders to the US Borrower on the books and records of the Administrative Agent and the US Borrower shall lend the proceeds of such Base Rate Loan to the Canadian Borrower to repay the applicable Canadian Dollar Loans. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of such Revolving Credit Loan as required to repay Canadian Dollar Loans outstanding to the Canadian Dollar Lender upon such demand by the Canadian Dollar Lender in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of any Revolving Credit Loan required to repay such Canadian Dollar Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan.

(B)    The Canadian Borrower shall pay to the Canadian Dollar Lender on demand the amount of such Canadian Dollar Loans to the extent that the Revolving Credit Lenders fail to refund in full the outstanding Canadian Dollar Loans requested or required to be refunded. In addition, the Canadian Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Canadian Borrower with the Canadian Dollar Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Canadian Dollar Lender the amount of such Canadian Dollar Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Canadian Dollar Loans requested or required to be refunded.
(C)    If any portion of any such amount paid to the Canadian Dollar Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (A) above) shall be recovered by or on behalf of the Canadian Borrower or US Borrower from the Canadian Dollar Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(D)    Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Canadian Dollar Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Canadian Dollar Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Canadian Dollar Loans, purchase an undivided participating interest in such Canadian Dollar Loans in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Canadian Dollar Loans. Each Revolving Credit Lender will immediately transfer to the Administrative Agent, for the account of the Canadian Dollar Lender, in immediately available funds in Canadian Dollars, the amount of its participation. Whenever, at any time after the Canadian Dollar Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in the refunded Canadian Dollar Loans, the Canadian Dollar Lender receives any payment on account thereof, the Canadian Dollar Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(E)    In the event that any Revolving Credit Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, the Administrative Agent, on behalf of the Canadian Dollar Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Canadian Dollar Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Canadian Dollar Lender, without recourse or warranty, an undivided interest and participation in the applicable Canadian Dollar Loan, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(b)Euro Loans.
(i)    Availability. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Euro Lender may in its sole discretion make Euro Loans to the Dutch Borrower in Euros from time to time from the Closing Date through, but not including, the Maturity Date as requested by the US Borrower, on behalf of the Dutch Borrower, in accordance with the terms of Section 2.4; provided that, based upon the applicable Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Euro Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) during the Reserve Period, the Reserve Amount, (2) all outstanding Revolving Credit Loans, (3) all outstanding Canadian Dollar Loans, (4) all outstanding Swingline Loans and (5) all outstanding L/C Obligations and (B) the Euro Commitment. Subject to the terms and conditions hereof, the Dutch Borrower may borrow, repay and reborrow Euro Loans hereunder until the Maturity Date. .
(ii)    Refunding of Euro Loans.
(A)    Upon demand of the Euro Lender or upon the occurrence and during the continuance of an Event of Default (including, without limitation, a Payment Event of Default with respect to Euro Loans), each Euro Loan may, at the discretion of the Euro Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Revolving Credit Lenders in an amount equal to the Dollar Amount of such Euro Loan; provided that the Borrowers shall pay to the Euro Lender any and all costs, fees and other expenses incurred by the Euro Lender in effecting such conversion. Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Revolving Credit Lenders to the US Borrower on the books and records of the Administrative Agent and the US Borrower shall lend the proceeds of such Base Rate Loan to the Dutch Borrower to repay the applicable Euro Loans. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of such Revolving Credit Loan as required to repay Euro Loans outstanding to the Euro Lender upon such demand by the Euro Lender in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of any Revolving Credit Loan required to repay such Euro Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of such Revolving Credit Loan.
(B)    The Dutch Borrower shall pay to the Euro Lender on demand the amount of such Euro Loans to the extent that the Revolving Credit Lenders fail to refund in full the outstanding Euro Loans requested or required to be refunded. In addition, the Dutch Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Dutch Borrower with the Euro Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Euro Lender the amount of such Euro Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Euro Loans requested or required to be refunded.

(C)    If any portion of any such amount paid to the Euro Lender shall be recovered by or on behalf of the Dutch Borrower or US Borrower from the Euro Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (A) above) in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(D)    Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Euro Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Euro Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Euro Loans, purchase an undivided participating interest in such Euro Loans in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Euro Loans. Each Revolving Credit Lender will immediately transfer to the Administrative Agent, for the account of the Euro Lender, in immediately available funds in Euros, the amount of its participation. Whenever, at any time after the Euro Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in the refunded Euro Loans, the Euro Lender receives any payment on account thereof, the Euro Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(E)    In the event that any Revolving Credit Lender fails to make payment to the Euro Lender of any amount due under this Section, the Administrative Agent, on behalf of the Euro Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Euro Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Euro Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Euro Lender, without recourse or warranty, an undivided interest and participation in the applicable Euro Loan, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.
SECTION 2.3     Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the US Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Revolving Credit Commitment less the sum of (1) during the Reserve Period, the Reserve Amount, (2) all outstanding Revolving Credit Loans, (3) all outstanding Canadian Dollar Loans, (4) all outstanding Euro Loans and (5) all outstanding L/C Obligations and (B) the Swingline Commitment. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Swingline Termination Date.

(b)    Refunding.
(i)Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased (other than as provided in Section 5.16(a)(iv)) as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)The US Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the US Borrower hereby authorizes the Administrative Agent to charge any account maintained by the US Borrower with the Swingline Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.
(iii)If any portion of any such amount paid to the Swingline Lender (including any amount paid from a Base Rate Loan funded in Dollars pursuant to clause (i) above) shall be recovered by or on behalf of the US Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iv)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(v)In the event that any Revolving Credit Lender fails to make payment to the Swingline Lender of any amount due under this Section, the Administrative Agent, on behalf of the Swingline Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Credit Lender hereunder until the Swingline Lender receives such payment from such Revolving Credit Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the Swingline Lender of any amount due under this Section, such Revolving Credit Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.
SECTION 2.4     Procedure for Advances of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans and Swingline Loans.
(a)    Requests for Borrowing. The US Borrower, on behalf of itself and the Subsidiary Borrowers, shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than (i) 12:00 noon on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) 12:00 noon at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars, (iii) 12:00 noon at least one (1) Business Day before each Canadian Dollar Loan and (iv) 12:00 noon at least four (4) Business Days before each LIBOR Rate Loan denominated in Euros, of its intention to borrow, specifying:
(A)    if the applicable Borrower is the US Borrower, the Canadian Borrower or the Dutch Borrower;
(B)    the date of such borrowing, which shall be a Business Day;
(C)    whether such Loan is to be a Revolving Credit Loan, Swingline Loan, Canadian Dollar Loan or Euro Loan;
(D)    in the case of a Revolving Credit Loan, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan;
(E)    in the case of a Canadian Dollar Loan, whether such Canadian Dollar Loan shall be a CDOR Rate Loan or Canadian Base Rate Loan;
(F)    if such Loan is a LIBOR Rate Loan or a CDOR Rate Loan, the duration of the Interest Period applicable thereto; and

(G)    the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (2) with respect to LIBOR Rate Loans denominated in Dollars, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (3) with respect to Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (4) with respect to Canadian Base Rate Loans, in an aggregate principal amount of C$500,000 or a whole multiple of C$100,000 in excess thereof, (5) with respect to CDOR Rate Loans, in an aggregate principal amount of C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof and (6) with respect to Euro Loans, in an aggregate principal amount of 1,000,000 EUR or a whole multiple of 500,000 EUR in excess thereof.
A Notice of Borrowing received after the times set forth above shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans and Swingline Loans.
(i)Not later than 1:00 p.m. on the proposed borrowing date for any Revolving Credit Loan, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.
(ii)Not later than 12:00 noon on the proposed borrowing date for any Canadian Dollar Loan, the Canadian Dollar Lender will make available to the Administrative Agent, for the account of the Canadian Borrower, at the office of the Administrative Agent in Canadian Dollars in funds immediately available to the Administrative Agent, the Canadian Dollar Loan to be made on such borrowing date.
(iii)Not later than 12:00 noon on the proposed borrowing date for any Euro Loan, the Euro Lender will make available to the Administrative Agent, for the account of the Dutch Borrower, at the office of the Administrative Agent in Euros in funds immediately available to the Administrative Agent, the Euro Loan to be made on such borrowing date.
(iv)Not later than 1:00 p.m. on the proposed borrowing date for any Swingline Loan, as applicable, the Swingline Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.
(v)The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent notice substantially in the form attached as Exhibit C hereto (a “Notice of Account Designation”) delivered by the US Borrower, on behalf of itself and the Subsidiary Borrowers, to the Administrative Agent or as may be otherwise agreed upon by the US Borrower, on behalf of itself and the Subsidiary Borrowers, and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse any amount with respect to any Revolving Credit Loan, Canadian Dollar Loan, Euro Loan or Swingline Loan requested pursuant to this Section to the extent that such amount has not been made available by the applicable Lenders to the Administrative Agent.
(vi)Revolving Credit Loans to be made for the purpose of (A) refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.3(b), (B) refunding Canadian Dollar Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(a)(ii), and (C) refunding Euro Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b)(ii).
SECTION 2.5     Repayment of Loans.
(a)    Repayment on Maturity Date or Swingline Termination Date. The Borrowers agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full in Dollars on the Maturity Date, (ii) all Canadian Dollar Loans in accordance with Section 2.2(a)(ii), and in any event, in full in Canadian Dollars on the Maturity Date, (iii) all Euro Loans in accordance with Section 2.2(b)(ii), and in any event, in full in Euros on the Maturity Date and (iv) all Swingline Loans in accordance with Section 2.3(b) or, if earlier, in full in Dollars on the Swingline Termination Date, together, in each case, with all accrued but unpaid interest thereon.
(b)    Mandatory Repayment of Revolving Credit Loans.
(i)    Aggregate Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations exceeds one hundred and five percent (105%) of the Revolving Credit Commitment, (B) for any other reason, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations exceeds the Revolving Credit Commitment or (C) solely during the Reserve Period, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations exceeds the Revolving Credit Commitment less the Reserve Amount, then, in each such case, the Borrowers shall (1) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (2) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (3) third, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Canadian Dollar Loans which are Canadian Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (4) fourth, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding LIBOR Rate Loans or CDOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess and (5) fifth, with respect to any Letters of Credit then outstanding, make a payment of Cash Collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 13.2(b)).

(ii)    Canadian Dollar Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Canadian Dollar Loans exceeds one hundred five percent (105%) of the Canadian Dollar Commitment or (B) for any other reason, the outstanding principal amount of all Canadian Dollar Loans exceeds the Canadian Dollar Commitment, then, in each such case, such excess shall be immediately repaid, in Canadian Dollars, by the Canadian Borrower to the Administrative Agent for the account of the Canadian Dollar Lender.
(iii)    Euro Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Euro Loans exceeds one hundred five percent (105%) of the Euro Commitment or (B) for any other reason, the outstanding principal amount of all Euro Loans exceeds the Euro Commitment, then, in each such case, such excess shall be immediately repaid, in Euros, by the Dutch Borrower to the Administrative Agent for the account of the Euro Lender.
(iv)    Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, and for any reason, the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment, then, in each such case, such excess shall be immediately repaid, in Dollars, by the US Borrower to the Administrative Agent for the account of the Swingline Lender.
(v)    Excess L/C Obligations. If at any time (as determined by the Administrative Agent under Section 2.5(b)(vi)), based upon the Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, and for any reason, the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the US Borrower shall make a payment of Cash Collateral into a cash collateral account opened by the Administrative Agent, for the benefit of itself and the Revolving Credit Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 13.2(b)).
(vi)    Compliance and Payments. The Borrowers’ compliance with this Section 2.5(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which (A) the US Borrower requests that the applicable Revolving Credit Lenders make a Revolving Credit Loan, (B) the US Borrower, on behalf of the Canadian Borrower, requests that the Canadian Dollar Lender make a Canadian Dollar Loan, (C) the US Borrower, on behalf of the Dutch Borrower, requests that the Euro Lender make a Euro Loan, (D) the US Borrower requests that the Swingline Lender make a Swingline Loan or (E) the US Borrower requests that any Issuing Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.5(b) shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(c)    Optional Repayments. The Borrowers may at any time and from time to time repay the Revolving Credit Loans, Canadian Dollar Loans, Euro Loans or Swingline Loans, in whole or in part, (i) upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans (other than Euro Loans), (ii) upon at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Euro Loans, (iii) upon at least one (1) Business Day’s notice to the Administrative Agent with respect to Canadian Dollar Loans and (iv) upon irrevocable notice to the Administrative Agent before 12:00 noon on the same Business Day with respect to Base Rate Loans and Swingline Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Repayment”), specifying (A) the date of repayment, (B) the amount of repayment, (C) whether the repayment is of Revolving Credit Loans, Canadian Dollar Loans, Euro Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, (D) with respect to Revolving Credit Loans, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (E) with respect to Canadian Dollar Loans, whether the repayment is of CDOR Rate Loans, Canadian Base Rate Loans, or a combination thereof, and if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans, (ii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in Dollars, (iii) C$500,000 or a whole multiple of C$100,000 in excess thereof with respect to Canadian Base Rate Loans, (iv) C$1,000,000 or a whole multiple of C$1,000,000 in excess thereof with respect to CDOR Rate Loans, (v) 1,000,000 EUR or a whole multiple of 500,000 EUR in excess thereof with respect to Euro Loans and (vi) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Repayment received after applicable time set forth above shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.
(d)    Limitation on Repayment of LIBOR Rate Loans and CDOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan or any CDOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(e)    Payment of Interest. Each repayment pursuant to this Section shall be accompanied by accrued interest on the amount repaid.
(f)    Hedging Agreements. No repayment pursuant to this Section shall affect any Borrower’s obligations under any Hedging Agreement.
SECTION 2.6     Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Dollar Amount of all outstanding Revolving Credit Loans, all outstanding Canadian Dollar Loans, all outstanding Euro Loans, all outstanding Swingline Loans and all outstanding L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, (ii) to the extent that the Canadian Dollar Commitment is reduced, the aggregate Dollar Amount of all outstanding Canadian Dollar Loans to the Canadian Dollar Commitment as so reduced, (iii) to the extent that the Euro Commitment is reduced, the aggregate Dollar Amount of all outstanding Euro Loans to the Euro Commitment as so reduced and (iv) to the extent that the Swingline Commitment is reduced, the aggregate Dollar Amount of all outstanding Swingline Loans to the Swingline Commitment as so reduced. If the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied in accordance with Section 13.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, all outstanding Swingline Loans, all outstanding Canadian Dollar Loans and all outstanding Euro Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Canadian Dollar Commitment, the Euro Commitment and the Revolving Credit Facility. Such Cash Collateral shall be applied in accordance with Section 13.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan or any CDOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(c)    Notwithstanding anything to the contrary herein, during the Reserve Period, the Borrowers shall not be permitted to reduce portions of the Revolving Credit Commitment to an amount less than the Reserve Amount (it being understood and agreed that the Borrowers may reduce the entire Revolving Credit Commitment during the Reserve Period).
SECTION 2.7     Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.
SECTION 2.8     Nature of Obligations. The obligations of the US Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Subsidiary Borrowers. The obligations of the Canadian Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Dutch Borrower. The obligations of the Dutch Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Canadian Borrower. Notwithstanding anything herein or in any Loan Document to the contrary, the obligations of the Subsidiary Borrowers shall not be joint and several with the Obligations of the US Borrower to the extent such joint and several liability would result in adverse tax consequences to the US Borrower.
SECTION 2.9     Optional Increase of Revolving Credit Commitment.
(a)    Subject to the conditions set forth below, at any time prior to the Maturity Date, the US Borrower shall have the right from time to time to increase the Revolving Credit Commitment in an additional aggregate principal amount of up to $75,000,000 less the aggregate principal amount of all prior increases to the Revolving Credit Commitment made pursuant to this Section. Pursuant to an Increase Notification, the US Borrower may request that additional Revolving Credit Loans be made on the Increase Effective Date.

(b)    Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees, in each case in accordance with this Section 2.9. Participation in any increase in the Revolving Credit Commitment shall be offered first to each of the existing Revolving Credit Lenders (who shall promptly, but in no event later than ten (10) days after such offer, make a determination as to whether to participate in such increase); provided that no such Revolving Credit Lender shall have any obligation to provide any portion of such increase. If the amount of the increase requested by the US Borrower shall exceed the commitments that the existing Revolving Credit Lenders are willing to provide with respect to such increase, then the US Borrower may invite other banks, financial institutions and investment funds which meet the requirements of an Eligible Assignee to join this Agreement as Revolving Credit Lenders for the portion of such increase not committed to by existing Revolving Credit Lenders (each such other bank, financial institution or investment fund, a “New Revolving Credit Lender” and, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Credit Lenders”). The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any increase in the Revolving Credit Commitment herein or therein; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender and shall otherwise be in accordance with Section 15.2 hereof.
(c)    The following terms and conditions shall apply to each increase in the Revolving Credit Commitment: (i) such increase in the Revolving Credit Commitment pursuant to this Section 2.9 (and any Extensions of Credit made thereunder) shall constitute Obligations of the US Borrower and shall be guaranteed with the other Extensions of Credit made to the US Borrower on a pari passu basis; (ii) any New Revolving Credit Lender providing such increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with such increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder; (iii) the US Borrower shall, upon the request of any Increasing Revolving Credit Lender, execute such Revolving Credit Notes as are necessary to reflect such Increasing Revolving Credit Lender’s Revolving Credit Commitment (as increased); (iv) the Administrative Agent and the Revolving Credit Lenders shall have received from the US Borrower updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, based on information contained in the most recent quarterly or annual financial statements provided to the Administrative Agent and the Lenders pursuant to Section 8.1(a) or (b) as adjusted to give effect to any such increase in the Revolving Credit Commitment and any Extensions of Credit made or to be made in connection therewith, the US Borrower and its Subsidiaries will be in pro forma compliance with the financial covenants set forth in Article X; (v) no Default or Event of Default shall have occurred and be continuing as of the applicable Increase Effective Date or after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.9 or any Extensions of Credit made in connection therewith; (vi) the representations and warranties made by the Borrowers and contained in Article VII shall be true and correct on and as of the Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date); (vii) the amount of such increase in the Revolving Credit Commitment shall not be less than a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if less, the maximum amount permitted pursuant to clause (a) above; (viii) the Administrative Agent shall have received a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such increase in the Revolving Credit Commitments; (ix) the US Borrower and each Increasing Revolving Credit Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a written agreement acknowledged by the Administrative Agent and each Subsidiary Guarantor, in form and substance satisfactory to the Administrative Agent (a “Lender Addition and Acknowledgement Agreement”); (x) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and (xi) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations, Swingline Loans, Canadian Dollar Loans and Euro Loans will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders agree to make all payments and adjustments necessary to effect such reallocation and the US Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).
(d)    Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Increase Effective Date, each Increasing Revolving Credit Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Lender with a Revolving Credit Commitment hereunder.
(e)    The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 15.11(c).
(f)    Within five (5) Business Days after receipt of notice, the US Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Revolving Credit Lender or with respect to any New Revolving Credit Lender, a new Revolving Credit Note or Revolving Credit Notes to the order of the applicable Revolving Credit Lenders in amounts equal to the Revolving Credit Commitment of such Revolving Credit Lenders as set forth in the Register. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the US Borrower.
(g)    All Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.9 and all Revolving Credit Loans made pursuant to the then existing Revolving Credit Commitments shall bear interest at the same rate; provided that this clause (g) shall not prohibit the interest rate margins and/or facility fees with respect to any such increase in the Revolving Credit Commitment from being higher than the corresponding interest rate margins and/or facility fees applicable to the then existing Revolving Credit Commitments; so long as the interest rate margins and/or facility fees, as applicable, for the existing Revolving Credit Commitments shall be increased so that the interest rate margins and/or facility fees, as applicable, with respect to the existing Revolving Credit Commitments are equal to the interest rate margins and/or facility fees for such increase.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.1     L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the US Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate amount of all outstanding L/C Obligations would exceed the lesser of (a) the L/C Commitment or (b) the Revolving Credit Commitment less the sum of (A) during the Reserve Period, the Reserve Amount and (B) the aggregate principal amount of all outstanding Loans. Each Letter of Credit (other than the Existing Letters of Credit) shall (i) be denominated in Dollars in a minimum amount of $30,000 or a lesser amount acceptable to the applicable Issuing Lender and the Administrative Agent, (ii) be a standby letter of credit or a trade letter of credit issued to support obligations of the US Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no later than the earlier of (A) five (5) Business Days prior to the Maturity Date and (B) one year after its date of issuance, and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.
SECTION 3.2     Procedure for Issuance of Letters of Credit. The US Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the US Borrower. The applicable Issuing Lender shall promptly furnish to the US Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
SECTION 3.3     Commissions and Other Charges.
(a)Letter of Credit Commissions. Subject to Section 5.16(a)(iii), the US Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b)Issuance Fee. In addition to the foregoing commission, the US Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the applicable Fee Letter executed by such Issuing Lender and the US Borrower. Unless otherwise provided in the applicable Fee Letter, such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender (through the Administrative Agent).
(c)Other Costs. In addition to the foregoing fees and commissions, the US Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
SECTION 3.4     L/C Participations.
(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the US Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn, shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the US Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
SECTION 3.5     Reimbursement Obligation of the US Borrower. In the event of any drawing under any Letter of Credit, the US Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the US Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the US Borrower shall immediately notify such Issuing Lender that the US Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the US Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.4(a) or Article VI. If the US Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.6     Obligations Absolute. The US Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the US Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The US Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the US Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The US Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the US Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the US Borrower. The responsibility of any Issuing Lender to the US Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7     Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8     Resignation of Issuing Lenders. Without limiting the generality of Section 14.6(c):
(a)any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the US Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the US Borrower and the Administrative Agent); and
(b)any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the L/C Participants to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the US Borrower may, or at the request of such resigned Issuing Lender, the US Borrower shall use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9     Reporting of Letter of Credit Information. At any time that there is an Issuing Lender that is not also the financial institution acting as the Administrative Agent, then (a) on the last Business Day of each calendar quarter, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section 3.9, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrowers or any L/C Participant hereunder with respect to its reimbursement and participation obligations hereunder.
ARTICLE IV

[RESERVED]

ARTICLE V

GENERAL LOAN PROVISIONS
SECTION 5.1     Interest.
(a)Interest Rate Options. Subject to the provisions of this Section, at the election of the US Borrower, on behalf of itself and the Subsidiary Borrowers:
(i)    Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available with respect to Revolving Credit Loans until three (3) Business Days after the Closing Date unless the US Borrower has delivered to the Administrative Agent, at least three (3) Business Days prior to the Closing Date, a letter in form and substance satisfactory to the Administrative Agent indemnifying the Revolving Credit Lenders in the manner set forth in Section 5.9 of this Agreement);
(ii)    Canadian Dollar Loans shall bear interest at (A) the Canadian Base Rate plus the Applicable Margin or (B) the CDOR Rate plus the Applicable Margin;
(iii)    Euro Loans shall bear interest at the LIBOR Rate plus the Applicable Margin plus the Mandatory Cost (provided that the LIBOR Rate shall not be available with respect to Euro Loans until four (4) Business Days after the Closing Date unless the US Borrower and the Dutch Borrower have delivered to the Administrative Agent, at least four (4) Business Days prior to the Closing Date, a letter in form and substance satisfactory to the Administrative Agent indemnifying the Euro Lender in the manner set forth in Section 5.9 of this Agreement); and
(iv)    Swingline Loans shall bear interest at the LIBOR Market Index Rate plus the Applicable Margin.
The US Borrower, on behalf of itself and the Subsidiary Borrowers, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Revolving Credit Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Any Canadian Dollar Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Canadian Base Rate Loan. Any LIBOR Rate Loan, any CDOR Rate Loan or any portion thereof as to which the US Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan or a CDOR Rate Loan, as applicable, with an Interest Period of one (1) month.
(b)Interest Periods. In connection with each LIBOR Rate Loan or CDOR Rate Loan, as applicable, the US Borrower, on behalf of itself and the Subsidiary Borrowers, by giving notice at the times described in Section 2.4 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such LIBOR Rate Loan or CDOR Rate Loan, as applicable, which Interest Period shall be (x) in the case of a LIBOR Rate Loan, a period of one (1), two (2), three (3), or six (6) months or, if available and agreed to by all the Lenders, twelve (12) months and (y) in the case of a CDOR Rate Loan, a period of one (1), two (2), three (3) or six (6) months; provided that:
(i)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan or CDOR Rate Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan or CDOR Rate Loan, as applicable, would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period with respect to a LIBOR Rate Loan or CDOR Rate Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Maturity Date without payment of any amounts pursuant to Section 5.9; and
(v)    there shall be no more than fifteen (15) Interest Periods in effect at any time.
(c)Default Rate. Subject to Section 13.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans, Canadian Dollar Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans denominated in Dollars shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding CDOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to CDOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Canadian Base Rate Loans, (iv) all outstanding Canadian Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Canadian Base Rate Loans, (v) all outstanding Euro Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to Euro Loans and (vi) all outstanding Base Rate Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign. The interest accrued pursuant to this Section 5.1(c) shall be payable by the applicable Borrower on demand of the Administrative Agent.
(d)Interest Payment and Computation.
(i)    Interest on each Base Rate Loan, each Canadian Base Rate Loan and each Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 30, 2011; and interest on each LIBOR Rate Loan and each CDOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and Canadian Dollar Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and assessed for the actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(ii)    For greater certainty, whenever any amount is payable under this Agreement or any other Loan Document by the Canadian Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method” (e.g., when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum).
(iii)    For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or 366 or such other period of time, as the case may be.
(e)Maximum Rate.
(i)    In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (A) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (B) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.
(ii)    Notwithstanding the provisions of this Section 5.1 or any other provision of this Agreement, in no event shall the aggregate “interest” (as such term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as such term is defined in Section 347 of the Criminal Code (Canada)) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries qualified for a period of ten (10) years and appointed by the Canadian Dollar Lender will be conclusive for the purposes of such determination. A certificate of an authorized signing officer of the Canadian Dollar Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

SECTION 5.2     Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of itself and the Canadian Borrower, shall have the option to (a) convert all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars (provided however that no Revolving Credit Loan may be so converted until the third (3rd) Business Day after the Closing Date unless the US Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Revolving Credit Lenders in the manner set forth in Section 5.9 of this Agreement), (b) convert all or any portion of any outstanding Canadian Base Rate Loan in a principal amount equal to C$1,000,000 or any whole multiple of C$1,000,000 in excess thereof into one or more CDOR Rate Loans, or (c) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of its outstanding CDOR Rate Loans in a principal amount of C$500,000 or a whole multiple of C$100,000 in excess thereof into Canadian Base Rate Loans or (iii) continue such LIBOR Rate Loans or CDOR Rate Loans, as applicable, as LIBOR Rate Loans or CDOR Rate Loans, as applicable. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of the Dutch Borrower, may, upon the expiration of any Interest Period with respect to a Euro Loan, continue such Euro Loan for additional Interest Periods. Whenever the US Borrower desires to convert or continue Loans as provided above, the US Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon three (3) Business Days (or (x) four (4) Business Days in the case of the Euro Loans or (y) one (1) Business Day for Canadian Dollar Loans) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan or any CDOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan or CDOR Rate Loan. The Administrative Agent shall promptly notify the applicable Lenders of such Notice of Conversion/Continuation.
SECTION 5.3     Fees.
(a)Facility Fee. Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable facility fee (the “Facility Fee”) at a rate per annum equal to the Applicable Margin on the Revolving Credit Commitment (regardless of usage), subject to adjustment as provided in Section 5.16(a)(iii). The Facility Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 30, 2011 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender have been made) and the Revolving Credit Commitments have been terminated. Such facility fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.
(b)Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent and its Affiliates for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Administrative Agent and its Affiliates, for their own account, the fees set forth in the applicable Fee Letter. The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4     Manner of Payment.
(a)    Loans Denominated in Dollars. Each payment by the US Borrower on account of the principal of or interest on any Loan or Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Section 5.4(b) or (c)) shall be made in Dollars not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(b)    Canadian Dollar Loans. Each payment by the Borrowers on account of the principal of or interest on the Canadian Dollar Loans shall be made in Canadian Dollars not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent’s account with the Canadian Dollar Lender for the account of the Canadian Dollar Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(c)    Euro Loans. Each payment by the Borrowers on account of the principal of or interest on the Euro Loans shall be made in Euros not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent’s account with the Euro Lender for the account of the Euro Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(d)    General Payment Provisions. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 15.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Each payment to the Administrative Agent with respect to Swingline Loans (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Each payment to the Administrative Agent with respect to the Canadian Dollar Loans (including, without limitation, the Canadian Dollar Lender’s fees or expenses) shall be made for the account of the Canadian Dollar Lender. Each payment to the Administrative Agent with respect to the Euro Loans (including, without limitation, the Euro Lender’s fees or expenses) shall be made for the account of the Euro Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(e)    Defaulting Lenders. Notwithstanding the foregoing clauses (a), (b), (c) and (d) if there exists a Defaulting Lender, each payment by a Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.16(a)(ii).
SECTION 5.5     Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Canadian Note, a Euro Note and/or a Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Canadian Dollar Loans, Euro Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Canadian Dollar Loans, Euro Loans, Swingline Loans and Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 5.6     Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 15.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 5.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Canadian Dollar Loans, Euro Loans, Swingline Loans and Letters of Credit to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 5.7     Obligations of Lenders.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent in the applicable Permitted Currency, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at:
(i)in the case of a payment to be made by such Lender, (A) with respect to any Loan denominated in Dollars, the greater of (1) the daily average Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) with respect to any Loan denominated in an Alternative Currency, the greater of (1) a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and
(ii)in the case of a payment to be made by such Borrower, (A) with respect to any Loan denominated in Dollars, the interest rate applicable to Base Rate Loans and (B) with respect to any Loan denominated in an Alternative Currency, a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.
If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by a Borrower shall be without prejudice to any claim a Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.
SECTION 5.8     Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate, CDOR Rate and Availability. If (i) in connection with any request for, or a conversion or continuation of, (x) a Swingline Loan, a LIBOR Rate Loan or a Base Rate Loan, as applicable, as to which the interest rate is determined with reference to LIBOR or the LIBOR Market Index Rate or (y) a CDOR Rate Loan (or a Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate), for any reason (A) in the case of any Loan as to which the interest rate is determined by reference to (1) LIBOR or the LIBOR Market Index Rate, the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts or the applicable Permitted Currency are not being quoted via the Reuters Screen LIBOR01 Page (or any successor page) or offered to the Administrative Agent or such Lender for such Interest Period or (2) the CDOR Rate, the Administrative Agent or the Canadian Dollar Lender shall determine (which determination shall be conclusive and binding absent manifest error) that by reason of circumstances affecting the applicable exchange and interbank markets generally, rates for Canadian Dollar bankers’ acceptances are not being quoted on the “Reuters Screen CDOR Page” (or any successor page) or offered to the Administrative Agent or the Canadian Dollar Lender for such Interest Period, (B) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining of (x) the LIBOR Rate or the LIBOR Market Index Rate for such Interest Period with respect to a proposed Swingline Loan, LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or the LIBOR Market Index Rate or (y) the CDOR Rate with respect to a proposed CDOR Rate Loan (or any Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate), (C) the Required Lenders shall reasonably determine that the LIBOR Rate or the LIBOR Market Index Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period or (D) the Canadian Dollar Lender shall reasonably determine that the CDOR Rate does not adequately and fairly reflect the cost to the Canadian Dollar Lender of making or maintaining such Canadian Dollar Loans, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars or Euros (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for any Lender to make any Canadian Dollar Loans or Euro Loans, then the Administrative Agent shall forthwith give notice thereof to the Borrowers.
Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the applicable Lenders to make Swingline Loans, LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to LIBOR or the LIBOR Market Index Rate, as applicable, or the Canadian Dollar Lender to make CDOR Rate Loans (or Canadian Base Rate Loans as to which the interest rate is determined by reference to the CDOR Rate), as applicable, and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan, as applicable, as to which the interest rate is determined with reference to LIBOR or the LIBOR Market Index Rate or a CDOR Rate Loan (or a Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate) shall be suspended, and the applicable Borrower shall either:

(i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Loan, together with accrued interest thereon (subject to Section 5.1(e)), (A) with respect to any LIBOR Rate Loan, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (B) with respect to any Canadian Dollar Loan, immediately upon the request of the Administrative Agent, or
(ii) (A) in the case of any LIBOR Rate Loan denominated in Dollars or any Base Rate Loan, as applicable, as to which the interest rate is determined by reference to LIBOR or LIBOR Market Index Rate, convert the then outstanding principal amount of such Loan to a Base Rate Loan, as to which the interest rate is not determined by reference to LIBOR or the LIBOR Market Index Rate, as applicable, as of the last day of such Interest Period or (B) in the case of any CDOR Rate Loan (or any Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate), convert the then outstanding principal amount of such Loan to a Canadian Base Rate Loan, as to which the interest rate is not determined by reference to the CDOR Rate.
(b)    Laws Affecting LIBOR Rate, Canadian Dollar or Euro Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan, as applicable, as to which the interest rate is determined by reference to LIBOR or the LIBOR Market Index Rate, any CDOR Rate Loan or any Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate or any Loan denominated in an Alternative Currency, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders, the Canadian Dollar Lender or the Euro Lender, as applicable, to make Swingline Loans, LIBOR Rate Loans or any Base Rate Loan, as applicable, as to which the interest rate is determined by reference to LIBOR or the LIBOR Market Index Rate, any CDOR Rate Loans or any Canadian Base Rate Loans as to which the interest rate is determined by reference to the CDOR Rate or Euro Loans, as applicable, and the right of the US Borrower to convert any Loan to a LIBOR Rate Loan or a CDOR Rate Loan, as applicable, or continue any Loan as a LIBOR Rate Loan, CDOR Rate Loan or a Base Rate Loan, as applicable, as to which the interest rate is determined by reference to LIBOR, or a Canadian Base Rate Loan as to which the interest rate is determined by reference to the CDOR Rate, shall be suspended and thereafter the US Borrower may select only Base Rate Loans or Canadian Base Rate Loans, as applicable, as to which the interest rate is not determined by reference to LIBOR, the LIBOR Market Index Rate or the CDOR Rate, as applicable, hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR or the LIBOR Market Index Rate, as applicable, (iii) all Canadian Base Rate Loans shall cease to be determined by reference to the CDOR Rate, (iv) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan, as to which the interest rate is not determined by reference to LIBOR or the LIBOR Market Index Rate for the remainder of such Interest Period, (v) if the Canadian Dollar Lender may not lawfully continue to maintain a CDOR Rate Loan to the end of the then current Interest Period applicable thereto as a CDOR Rate Loan, the applicable CDOR Rate Loan shall immediately be converted to a Canadian Base Rate Loan, as to which the interest rate is not determined by reference to the CDOR Rate, (vi) if the Canadian Dollar Lender may not otherwise lawfully continue to maintain a Canadian Dollar Loan, the applicable Canadian Dollar Loan shall immediately be repaid in full (together with accrued interest thereon) and (vii) if the Euro Lender may not lawfully continue to maintain a Euro Loan, the applicable Euro Loan shall immediately be repaid in full (together with accrued interest thereon).

SECTION 5.9     Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or CDOR Rate Loan, as applicable, (b) due to any failure of such Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or CDOR Rate Loan, as applicable, on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, (i) with respect to LIBOR Rate Loans, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical and (ii) with respect to CDOR Rate Loans, in the Canadian Dollar Lender’s sole discretion, based upon the assumption that the Canadian Dollar Lender funded such CDOR Rate Loans in the applicable interbank markets and using any reasonable attribution or averaging methods which the Canadian Dollar Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the US Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
SECTION 5.10     Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender (or any of their respective Lending Offices);
(ii)subject any Recipient to any Taxes of any kind whatsoever with respect to this Agreement, any Canadian Dollar Loan, any Euro Loan, any Letter of Credit, any participation in a Canadian Dollar Loan, a Euro Loan or a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Recipient); or
(iii)impose on any Lender, any Issuing Lender (or any of their respective Lending Offices), any other Recipient or the London interbank market any other condition, cost or expense affecting this Agreement, any Canadian Dollar Loan, any Euro Loan, any Letter of Credit, any participation in a Canadian Dollar Loan, a Euro Loan or a Letter of Credit or any LIBOR Rate Loan made by it;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Canadian Dollar Loan, Euro Loan or Letter of Credit (or of maintaining its obligation to participate in or to issue any Canadian Dollar Loan, Euro Loan or Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or such other Recipient, the Borrowers shall promptly pay to any such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Lender or the Loans made by, or participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans held by, such Lender or such Issuing Lender or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 5.11     Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or each Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the US Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the applicable Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly completed copies of IRS Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or
(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit applicable Borrower to determine the withholding or deduction required to be made.
Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the US Borrower, on behalf of itself and the Subsidiary Borrowers, as the Administrative Agent or the US Borrower, on behalf of itself and the Subsidiary Borrowers, shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under Applicable Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Applicable Law to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Applicable Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Applicable Law in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction
(f)    Without limiting the generality of the provisions of Section 5.11(e), if a payment made to a Lender pursuant to this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the US Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
(h)    Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
SECTION 5.12     Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender, at the request of the Borrowers, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. (i) If any Lender requests compensation under Section 5.10, (ii) if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or (ii) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 and Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 15.11;
(B)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(C)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(D)    such assignment does not conflict with Applicable Law; and
(E)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 5.13     Redenomination of Alternative Currency Loans.
(a)    If any Canadian Dollar Loan is required to bear interest based at the Base Rate or any component thereof rather than the Canadian Base Rate or the CDOR Rate pursuant to any applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Canadian Dollar Loan, all subject to the provisions of Section 2.4(b). The US Borrower and the Canadian Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 5.9.
(b)    If any Euro Loan is required to bear interest based at the Base Rate or any component thereof rather than the LIBOR Rate pursuant to any applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Euro Loan, all subject to the provisions of Section 2.4(b). The US Borrower and the Euro Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 5.9.
SECTION 5.14     US Borrower as Agent for Subsidiary Borrowers. Each of the Subsidiary Borrowers hereby irrevocably appoints and authorizes the US Borrower (a) to provide the Administrative Agent with all notices with respect to Extensions of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the US Borrower deems appropriate on its behalf to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the US Borrower of any summons, notice or other similar item shall be deemed effective receipt by the Borrowers and their Subsidiaries.
SECTION 5.15     Cash Collateral.
(a)    General. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent), or any Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.16(a)(iv)) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Canadian Dollar Lender, the Euro Lender, each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of, Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans, to be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.15 or Section 5.16 in respect of Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.16, the Person providing Cash Collateral, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 5.16     Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize future Fronting Exposure with respect to such Defaulting Lender with respect to future Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans issued or made under this Agreement, in accordance with Section 5.15; sixth, to the payment of any amounts owing to the Lenders, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Canadian Dollar Lender, the Euro Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.16(a)(iv)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 5.15.
(B)    Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.15.

(C)    With respect to any Facility Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Canadian Dollar Loans, Euro Loans, L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Canadian Dollar Lender, the Euro Lender, each Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Canadian Dollar Lender’s, the Euro Lender’s, such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Canadian Dollar Loans, Euro Loans, L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the US Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Canadian Dollar Loans, Euro Loans and Swingline Loans on a pro rata basis in an amount equal to such Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ respective Fronting Exposures in accordance with the procedures set forth in Section 5.15.
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Canadian Dollar Loans, Euro Loans, Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 5.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Canadian Dollar Loans/Euro Loans/Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Canadian Dollar Lender the shall not be required to fund any Canadian Dollar Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Canadian Dollar Loan, (ii) the Euro Lender the shall not be required to fund any Euro Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Euro Loan, (iii) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (iv) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1     Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans, if any, or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Canadian Note in favor of the Canadian Dollar Lender (if requested thereby), a Euro Note in favor of the Euro Lender (if requested thereby), a Swingline Note in favor of the Swingline Lender (if requested thereby), the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(b)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate of the US Borrower. A certificate from a Responsible Officer of the US Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects as of the Closing Date (except (x) any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date and (y) to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true, correct and complete in all respects as of the Closing Date), (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents, and (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
(ii)    Certificate of Responsible Officer of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or equivalent documentation) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws (or equivalent documentation) of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing or status of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.
(iv)    Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance satisfactory to the Administrative Agent (including, without limitation, favorable opinions of foreign counsel to the Credit Parties), which such opinions shall (unless otherwise agreed to by the Administrative Agent) expressly permit reliance by successors and assigns of the Administrative Agent and the Lenders.
(v)    Liability Insurance. The Administrative Agent shall have received certificates evidencing the insurance required to be maintained pursuant to Section 9.3, evidence of payment of all insurance premiums for the current policy year of each insurance policy and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of each insurance policy in form and substance reasonably satisfactory to the Administrative Agent.
(c)Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(ii)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or could reasonably be expected to have a Material Adverse Effect.

(d)Financial Matters.
(i)Financial Projections. The Administrative Agent shall have received financial projections with respect to the US Borrower and its Subsidiaries prepared by a Responsible Officer of the US Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for the term of the Revolving Credit Facility.
(ii)Financial Condition Certificate. The US Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the US Borrower, that after giving effect to the transactions contemplated hereby and under the other Loan Documents (A) the US Borrower and each of its Subsidiaries are each Solvent, (B) the payables of each Borrower and each of its Subsidiaries are current and not past due (except to the extent consistent with the past practice of the Borrowers and their respective Subsidiaries), (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof and (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrowers and their respective Subsidiaries.
(iii)Payment at Closing. The Borrowers shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(e)Miscellaneous.
(i)Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the US Borrower in accordance with Section 2.4(a) and a Notice of Account Designation from the US Borrower specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all confirmatory legal due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the US Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion. In connection therewith, the Administrative Agent may request the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state or comparable legislation in other jurisdictions in which any of the assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.
(iii)Existing Facility. All indebtedness (including, without limitation, all accrued interest and fees) under the Existing Facility (other than indebtedness with respect to Existing Letters of Credit) shall be refinanced and replaced by the Revolving Credit Facility and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.

(iv)PATRIOT Act. The Borrowers and each of the Subsidiary Guarantors shall have provided at least five (5) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Administrative Agent) to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.
(v)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
SECTION 6.2     Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(a)Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the US Borrower in accordance with Section 2.4(a) and Section 5.2, as applicable.
(d)Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
SECTION 7.1     Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
(a)Organization; Power; Qualification. Each of the US Borrower and its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be qualified or authorized, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the US Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).
(b)Ownership. Each Subsidiary of the US Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the US Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders or other owners, as applicable, of the Subsidiaries of the US Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the US Borrower or its Subsidiaries, except as described on Schedule 7.1(b).
(c)Authorization of Agreement, Loan Documents and Borrowing. Each of the US Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the US Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the US Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(d)Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the US Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the US Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the US Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(e)Compliance with Law; Governmental Approvals. Each of the US Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to it or any of its respective properties, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(f)Tax Returns and Payments. Each of the US Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, provincial, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided for on the books of the US Borrower and its Subsidiaries and no Lien exists). Such returns accurately reflect in all material respects all liability for taxes of the US Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the US Borrower and its Subsidiaries in each case, except as could not reasonably be expected to have a liability in excess of $5,000,000. No Governmental Authority has asserted any Lien or other claim against the US Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged, resolved or adequately reserved for on the books of the US Borrower and its Subsidiaries. The charges, accruals and reserves on the books of the US Borrower and any of its Subsidiaries in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of the US Borrower and any of its Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years beyond those for which such reserves have been made.
(g)Intellectual Property Matters. Each of the US Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are required to conduct its business, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the US Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except any such revocation, termination or liability as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(h)Environmental Matters.
(i)    The properties owned, leased or operated by the US Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii)    The US Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination, that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)    Neither the US Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the US Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, noncompliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(iv)    Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the US Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(v)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which the US Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to US Borrower, any Subsidiary or such properties or such operations; except where such proceeding, action, degree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(vi)    There has been no release, or to the best of the Borrowers’ knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the US Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(i)ERISA.
(i)    As of the Closing Date, neither the US Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);
(ii)    The US Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the US Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)    As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has there been a determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the US Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Sections 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(iv)    Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the US Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(v)    No Termination Event has occurred or is reasonably expected to occur; and
(vi)    Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the US Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
(j)Margin Stock. Neither the US Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the US Borrower only or of the US Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness referred to in Section 13.1(g) will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the US Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

(k)Government Regulation. Neither the US Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the US Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
(l)Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the US Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the US Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the US Borrower nor any Subsidiary (nor, to the knowledge of the Borrowers, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
(m)Employee Relations. Each of the US Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(m). The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.
(n)Burdensome Provisions. Neither the US Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The US Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the US Borrower or any Subsidiary or to transfer any of its assets or properties to the US Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as expressly permitted pursuant to Section 11.11.
(o)Financial Statements. The (i) audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of December 31, 2010 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the US Borrower and its Subsidiaries as of June  30, 2011 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the US Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of footnotes for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The US Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p)No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the US Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
(q)Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the US Borrower and each of its Subsidiaries will be Solvent.
(r)Titles to Properties. Each of the US Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the US Borrower and its Subsidiaries referenced in Section 7.1(o), except those which have been disposed of by the US Borrower or its Subsidiaries subsequent to the date of such balance sheets pursuant to dispositions in the ordinary course of business or as otherwise expressly permitted hereunder.
(s)Liens. None of the properties and assets of the US Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state or comparable legislation in other jurisdictions which names the US Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the US Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Permitted Liens.
(t)Indebtedness and Guaranty Obligations. Schedule 7.1(t) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the US Borrower and its Subsidiaries as of the Closing Date in excess of $5,000,000. The US Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the US Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.
(u)Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or in any other way relating adversely to or affecting the US Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions provided for herein or therein, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
(v)Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the US Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the US Borrower or its Subsidiaries is a party or by which the US Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the US Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
(w)Senior Indebtedness Status. The Obligations of the US Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and at least equal to all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

(x)Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the US Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 8.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.
(y)OFAC. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act or (iii) is a Sanctioned Person. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(z)Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(aa)Insurance. The properties of the US Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).
(bb)    Compliance with Act on the Financial Supervision and the 1994 External Financial Relations Act. The Dutch Borrower is, to the extent applicable, in compliance with the AFS, the 1994 External Financial Relations Act (Wet financiële betrekkingen buitenland 1994) and any regulations issued pursuant thereto.
SECTION 7.2        Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES
Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the Borrowers will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 15.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION 8.1     Financial Statements and Projections.
(a)Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the US Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the US Borrower to present fairly in all material respects the financial condition of the US Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the US Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.
(b)Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the US Borrower or any of its Subsidiaries or with respect to accounting principles followed by the US Borrower or any of its Subsidiaries not in accordance with GAAP.
(c)Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days prior to the beginning of each Fiscal Year, a business plan of the US Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the US Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the US Borrower and its Subsidiaries for such four (4) quarter period.

SECTION 8.2     Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.
SECTION 8.3     Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrowers failed to comply with the terms, covenants, provisions or conditions of Articles X and XI, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.
SECTION 8.4     Other Reports.
(a)Promptly after becoming available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the US Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the US Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(b)Promptly upon receipt thereof, copies of all reports, if any, submitted to the US Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and
(c)Such other information regarding the operations, business affairs and financial condition of the US Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.4(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto on the US Borrower’s website on the Internet at the website address listed in Section 15.1; or (ii) on which such documents are posted on the US Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the US Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein. Officer’s Compliance Certificates required by Section 8.2 may be delivered to the Administrative Agent by electronic delivery at the email addresses listed in Section 15.1; provided that the US Borrower shall promptly provide a paper copy of any such Officer’s Compliance Certificate upon the Administrative Agent’s request. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the US Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 8.5     Notice of Litigation and Other Matters. Prompt telephonic and written notice of:
(a)the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the US Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
(b)any notice of any violation received by the US Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(c)any labor controversy that (i) has resulted in a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof, or (ii) threatens to result in, a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof which could reasonably be expected to, individually or in the aggregate with any other labor controversy, work stoppage or slow down, have a Material Adverse Effect;
(d)any attachment, judgment, lien, levy or order exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) that may be assessed against or threatened against the US Borrower or any Subsidiary thereof;
(e)(i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the US Borrower or any of its Subsidiaries is a party or by which the US Borrower or any Subsidiary thereof or any of their respective properties may be bound;
(f)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the US Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or Multiemployer Plan or to have a trustee appointed to administer any Pension Plan or Multiemployer Plan, (iii) all notices received by the US Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) the Borrowers obtaining knowledge or reason to know that the US Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA and (v) any documents or correspondence with any Governmental Authority resulting from the occurrence of a “reportable event” (as defined by Section 4043(c) of ERISA); and
(g)any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect.
Each notice pursuant to this Section 8.5 shall be accompanied by a statement of a Responsible Officer of the US Borrower setting forth details of the occurrence referred to therein and stating what action the US Borrower or any Subsidiary thereof, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.5(e)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached; provided that, delivery of the foregoing notices shall be deemed to have been made if made available on EDGAR Online or the website of the US Borrower and the US Borrower shall have given notice thereof to Administrative Agent.
SECTION 8.6     Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(x).
ARTICLE IX

AFFIRMATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 15.2, the Borrowers will, and will cause each of their Subsidiaries to:
SECTION 9.1     Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION 9.2     Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
SECTION 9.3     Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4     Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
SECTION 9.5     Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the US Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 9.6     Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Law and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply or maintain such Governmental Approval could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 9.7     Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the US Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
SECTION 9.8     Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9     Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrowers or any Subsidiary thereof may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
SECTION 9.10     Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent or applicable Lender shall give reasonable prior to notice to the US Borrower of its intention to visit and inspect the properties and records pursuant to this Section.
SECTION 9.11     Additional Subsidiaries.
(a)Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and, except in the case of any Domestic Subsidiary that is a Special Purpose Subsidiary, promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)Notify the Administrative Agent at any time that any Person that is not a Subsidiary Guarantor becomes a guarantor of or otherwise provides credit support for the February 2007 Notes or any Indebtedness created or incurred pursuant to a Qualified Unsecured Issuance and concurrently with such Person becoming a guarantor thereunder or providing credit support therefor, cause such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.
(c)Notify the Administrative Agent at any time that any Person that was a Special Purpose Subsidiary ceases to be a Special Purpose Subsidiary and promptly (and in any event within thirty (30) days) cause such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.
SECTION 9.12     Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit under the Revolving Credit Facility (i) to refinance the existing indebtedness of the Borrowers under the Existing Facility (other than the Existing Letters of Credit), (ii) for repayment of the February 2007 Notes, (iii) for general corporate purposes of the Borrowers and their Subsidiaries (including, without limitation, working capital, capital expenditures in the ordinary course of business, Permitted Acquisitions, permitted dividends and permitted stock repurchases) and (iv) to pay fees and expenses related to the Credit Facility.

SECTION 9.13     Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
ARTICLE X

FINANCIAL COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the US Borrower and its Subsidiaries on a Consolidated basis will not:
SECTION 10.1     Average Total Leverage Ratio. As of any fiscal quarter end, permit the Average Total Leverage Ratio to be greater than or equal to 3.25 to 1.00.
SECTION 10.2     Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (ii) Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.25 to 1.00.
ARTICLE XI

NEGATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.2, the Borrowers have not and will not and will not permit any of their Subsidiaries to:
SECTION 11.1     Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)the Obligations (excluding Hedging Obligations);
(b)Indebtedness incurred in connection with a Hedging Agreement, in each case, incurred in the ordinary course of business and not for speculative purposes;
(c)Indebtedness existing on the Fourth Amendment Effective Date, as set forth on Schedule 11.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
(d)Indebtedness of the US Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed (i) during the period prior to the Fourth Amendment Effective Date, $10,000,000 on any date of determination and (ii) on or after the Fourth Amendment Effective Date, the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000;

(e)purchase money Indebtedness of the US Borrower and its Subsidiaries in an aggregate amount not to exceed (i) during the period prior to the Fourth Amendment Effective Date, $10,000,000 on any date of determination and (ii) on or after the Fourth Amendment Effective Date, the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000;
(f)Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders (and their Affiliates, as applicable);
(g)Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (b) through (e) or subsections (p) and (q) of this Section;
(h)Indebtedness owed (i) by the US Borrower to any Subsidiary Guarantor, (ii) by any Subsidiary Guarantor to the US Borrower, (iii) by any Subsidiary Guarantor to any other Subsidiary Guarantor, or (iv) by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;
(i)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness owed by the US Borrower and any Subsidiary Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the US Borrower and any Subsidiary Guarantor which, together with the Permitted Acquisition Consideration payable in connection with all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 11.3(i) and 11.5(f), does not exceed $60,000,000 in the aggregate during the period from the Closing Date through and including the Maturity Date;
(j)Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Administrative Agent shall have received satisfactory written evidence that the US Borrower and its Subsidiaries would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;
(k)additional Indebtedness of the US Borrower and the Subsidiary Guarantors not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed (i) during the period prior to the Fourth Amendment Effective Date, $10,000,000 and (ii) on or after the Fourth Amendment Effective Date, the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000;
(l)so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, Indebtedness arising in connection with an Accounts Securitization;
(m)endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(n)unsecured Indebtedness in respect of performance bonds, worker’s compensation claims, surety or appeal bonds and payment obligations in connection with self insurance or similar obligations, in each case to the extent incurred in the ordinary course of business;
(o)Guaranty Obligations consisting of an unsecured limited guaranty of certain of the obligations of Northpark Corporate Center, L.L.C. pursuant to that certain $9,400,000 loan agreement by and between Northpark Corporate Center, L.L.C. and Wells Fargo; provided that such Guaranty Obligations shall be (i) in an aggregate principal amount not to exceed $9,400,000 and (ii) evidenced by a guaranty agreement in form and substance satisfactory to the Administrative Agent;
(p)Indebtedness in connection with the February 2007 Notes; and
(q)Indebtedness consisting of Qualified Unsecured Issuances and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing shall be on terms and conditions, satisfactory to the Administrative Agent, that are (A) consistent with the then-current market terms and conditions of such type of unsecured debt (as reasonably determined in good faith by the board of directors of the US Borrower) and (B) no less favorable to the Lenders than the terms of the Qualified Unsecured Issuances, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by such refinancing, refunding, renewal or extension thereof, (iii) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (iv) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (v) such refinancing, refunding, renewal or extension shall (A) be unsecured, (B) not rank higher than pari passu with the Obligations and (C) not be guaranteed by any Person that has not also guaranteed all of the Obligations.
provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to such Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling such Borrower to pay the Obligations.
SECTION 11.2     Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
(a)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(b)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;
(d)Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property as are of a nature generally existing with respect to properties of a similar character, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
(e)Liens securing all of the Obligations;
(f)Liens not otherwise permitted hereunder securing obligations, not at any time exceeding in the aggregate $20,000,000;
(g)(i) Liens in existence on the Fourth Amendment Effective Date and described on Schedule 11.2 and (ii) Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 11.1(c); provided that such Liens (A) were not created in contemplation of such refinancing, refunding, renewal or extension and (B) do not extend to cover any other property or assets of the Borrowers and their Subsidiaries;
(h)Liens securing Indebtedness permitted under Sections 11.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
(i)Liens incurred in connection with any Accounts Securitization (which Liens shall attach solely to the Transferred Assets sold or transferred in connection with such Accounts Securitization); and
(j)Liens securing Indebtedness permitted under Section 11.1(k).
SECTION 11.3     Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:
(a)    (i) investments existing on the Closing Date in Subsidiaries, and (ii) the other loans, advances and investments existing on the Fourth Amendment Effective Date which are described on Schedule 11.3;
(b)    investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) demand deposit accounts maintained in the ordinary course of business or (vi) any Eurodollar deposits maturing no more than seven (7) days from the date of creation thereof issued by a Lender, an Affiliate of a Lender or commercial banks, each having combined capital, surplus and undivided profits of not less than $500,000,000 in an aggregate amount invested at any one time not to exceed the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000;
(c)    investments by the US Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Domestic Acquisition”):
(i)    the Person to be acquired shall be organized under the laws of the United States of America, or the assets to be acquired shall be located in the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 11.12;
(ii)    the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change of Control shall have been effected thereby;
(iii)    the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
(iv)    prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
(v)    no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition;
(vi)    if the aggregate amount of Permitted Acquisition Consideration payable in cash with respect to such proposed acquisition or series of related acquisitions exceeds $50,000,000, the US Borrower shall have (A) demonstrated to the Administrative Agent pro forma compliance (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith or other Indebtedness incurred in connection therewith) with each covenant contained in, and in the manner set forth in, Article X, (B) delivered to the Administrative Agent evidence of the approval referred to in clause (iv) above, and (C) delivered written notice of such proposed acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such proposed acquisition and a description of the acquisition in the form customarily prepared by the US Borrower, not less than five (5) Business Days prior to such proposed closing date (or such later time as may be agreed to by the Administrative Agent in its sole discretion); and

(vii)    the US Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11.
(d)    investments by the US Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Foreign Acquisition”):
(i)the Person to be acquired shall be organized under the laws of a jurisdiction other than the United States of America, or the assets to be acquired shall be located outside of the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 11.12;
(ii)the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change of Control shall have been effected thereby;
(iii)the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
(iv)prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
(v)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition;
(vi)the aggregate amount of Permitted Acquisition Consideration payable (A) with respect to any Permitted Foreign Acquisition or series of related Permitted Foreign Acquisitions does not exceed $35,000,000 in cash and (B) with respect to all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 11.1(i), 11.3(i) and 11.5(f) does not exceed $60,000,000 in the aggregate during the period from the Closing Date through and including the Maturity Date; and
(vii)if the aggregate amount of Permitted Acquisition Consideration payable in cash with respect to such proposed acquisition or series of related acquisitions exceeds $20,000,000, the US Borrower shall have (A) demonstrated to the Administrative Agent pro forma compliance (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith or other Indebtedness incurred in connection therewith) with each covenant contained in, and in the manner set forth in, Article X, (B) delivered to the Administrative Agent evidence of the approval referred to in clause (iv) above, and (C) delivered written notice of such proposed acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such proposed acquisition and a description of the acquisition in the form customarily prepared by the US Borrower, not less than five (5) Business Days prior to such proposed closing date (or such later time as may be agreed to by the Administrative Agent in its sole discretion).
(e)    Hedging Agreements permitted pursuant to Section 11.1;

(f)    purchases of assets in the ordinary course of business;
(g)    investments in the form of loans and advances to employees in the ordinary course of business, which (i) during the period prior to the Fourth Amendment Effective Date do not exceed $500,000 in the aggregate and (ii) on or after the Fourth Amendment Effective Date, do not exceed at any time $2,000,000 in the aggregate;
(h)    intercompany Indebtedness permitted pursuant to Section 11.1(h);
(i)    the creation of new Foreign Subsidiaries or additional investments in existing Foreign Subsidiaries, the investment in which, together with the Permitted Acquisition Consideration payable in connection with all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 11.1(i) and 11.5(f), does not exceed $60,000,000 in the aggregate during the period from the Closing Date through and including the Maturity Date;
(j)    the creation of Domestic Subsidiaries after the Closing Date so long as (i) each such Domestic Subsidiary shall comply with Section 9.11 and (ii) the creation of such Domestic Subsidiary is otherwise made in accordance with the terms and conditions of this Agreement (including, without limitation, this Section 11.3);
(k)    equity investments (i) by the US Borrower in any Subsidiary Guarantor, (ii) by any Subsidiary in the US Borrower, (iii) by any Subsidiary in any Subsidiary Guarantor or (iv) by any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;
(l)    [Intentionally Omitted]; and
(m)    other additional domestic investments not otherwise permitted pursuant to this Section not exceeding $20,000,000 in the aggregate in any Fiscal Year.
SECTION 11.4     Limitations on Mergers and Liquidation. Merge, consolidate, amalgamate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)any Wholly-Owned Subsidiary of a Borrower (other than a Subsidiary that is a Subsidiary Borrower) may be merged, consolidated or amalgamated with or into (i) a Borrower, so long as such Borrower shall be the continuing or surviving Person (provided, that in no event shall a Domestic Subsidiary of the US Borrower be merged, consolidated or amalgamated with or into a Borrower other than the US Borrower) or (ii) any Subsidiary Guarantor, so long as (A) the Subsidiary Guarantor shall be the continuing or surviving Person or (B) the continuing or surviving Person shall become a Subsidiary Guarantor and the US Borrower shall comply with Section 9.11 in connection therewith;
(b)any Wholly Owned Subsidiary (other than a Subsidiary Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower or any other Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the US Borrower or a Subsidiary Guarantor;
(c)any Wholly-Owned Subsidiary of the US Borrower (other than a Subsidiary Borrower) may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(d)any Subsidiary of a Borrower (other than a Subsidiary that is a Subsidiary Borrower) may wind-up or dissolve into a Borrower or any Wholly-Owned Subsidiary of a Borrower; provided, that (i) if the Subsidiary subject to such winding up or dissolution is a Subsidiary Guarantor, such Subsidiary shall wind-up or dissolve into the US Borrower or another Subsidiary Guarantor and (ii) in no event shall a Domestic Subsidiary of the US Borrower wind-up or dissolve into any Person other than the US Borrower or another Domestic Subsidiary of the US Borrower.
SECTION 11.5     Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:
(a)the sale of inventory in the ordinary course of business;
(b)the sale of obsolete assets no longer used or usable in the business of the US Borrower or any of its Subsidiaries;
(c)the transfer of assets pursuant to Section 11.4;
(d)the Borrowers or any of their Subsidiaries may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
(e)the disposition of any Hedging Agreement;
(f)sales of assets to Foreign Subsidiaries the fair market value with respect to which, together with the Permitted Acquisition Consideration payable in connection with all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 11.1(i) and 11.3(i), does not exceed $60,000,000 in the aggregate during the period from the Closing Date through and including the Maturity Date;
(g)so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, transfers of an interest in the Transferred Assets in connection with an Account Securitization;
(h)sale-leasebacks of assets consummated (i) during the period prior to the Fourth Amendment Effective Date, the fair market value with respect to which does not exceed $10,000,000 in the aggregate and (ii) on or after the Fourth Amendment Effective Date, the fair market value with respect to which in the aggregate does not exceed the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000; and
(i)additional dispositions of assets not otherwise permitted pursuant to this Section consummated (i) during the period prior to the Fourth Amendment Effective Date, the fair market value with respect to which does not exceed $10,000,000 in the aggregate and (ii) on or after the Fourth Amendment Effective Date, the fair market value with respect to which does not in the aggregate exceed the greater of (A) three percent (3%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the US Borrower and its Subsidiaries are available), and (B) $20,000,000 in any Fiscal Year.

SECTION 11.6     Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:
(a)the US Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;
(b)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the US Borrower may declare and pay quarterly dividends in a manner consistent with the past practice of the US Borrower in amounts reasonably determined by the board of directors of the US Borrower; provided that the aggregate amount of dividends declared and paid during each Fiscal Year shall not exceed fifty percent (50%) of Net Income for the Fiscal Year preceding the Fiscal Year in which such dividend is to be declared and paid (as set forth in the audited financial statements of the US Borrower and its Subsidiaries for such preceding Fiscal Year) (the “Annual Dividend Limit”); provided further that the US Borrower may declare and pay such quarterly dividends notwithstanding that the aggregate amount of dividends paid during such Fiscal Year would be in excess of the then applicable Annual Dividend Limit so long as (i) the amount per share of such dividends does not exceed the amount per share paid during the most recent Fiscal Year in which the US Borrower was in compliance with the Annual Dividend Limit (without giving effect to this proviso) and (ii) the US Borrower and its Subsidiaries shall have demonstrated to the Administrative Agent that, immediately before and after giving pro forma effect to such dividends and any Indebtedness incurred in connection therewith, the Average Total Leverage Ratio (based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 8.1) is less than 3.00 to 1.00;
(c)any Subsidiary may declare and pay dividends of any type (cash or non-cash) to the US Borrower or any other Wholly-Owned Subsidiary, provided that if the Subsidiary paying the dividend is a Subsidiary Guarantor or Subsidiary Borrower then the recipient of the dividend must be either the US Borrower or another Subsidiary Guarantor; and
(d)the US Borrower may repurchase shares of its Capital Stock, so long as:
(i)    no Default or Event of Default has occurred and is continuing at the time of such repurchase or would result therefrom; and
(ii)    the US Borrower and its Subsidiaries shall have demonstrated to the Administrative Agent that the Average Total Leverage Ratio (as of the date of the proposed share repurchase, based on the most recent financial statements delivered to the Administrative Agent pursuant to Section 8.1, and, on a pro forma basis, after giving effect to such share repurchase and any Indebtedness incurred in connection therewith) is less than 2.50 to 1.00.
SECTION 11.7     Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.
SECTION 11.8     Transactions with Affiliates. Except for transactions permitted by Sections 11.3, 11.6 and 11.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
SECTION 11.9     Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) or any Material Contract in any manner adverse in any respect to the rights or interests of the Lenders.
SECTION 11.10     Amendments; Payments and Prepayments of Certain Indebtedness.
(a)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness.
(b)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 11.1(p) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.
(c)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 11.1(q) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.
(d)Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) subject to clause (C) below, at the maturity thereof) any Subordinated Indebtedness or any Indebtedness permitted pursuant to Section 11.1(p) or Section 11.1(q) of this Agreement, except:
(A)    refinancings, refundings, renewals, extensions or exchange of any such Indebtedness to the extent permitted by Section 11.1(j) (in the case of Subordinated Indebtedness) or Section 11.1(q) (in the case of Indebtedness permitted by Section 11.1(q));
(B)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, regularly scheduled payments of interest on Indebtedness issued pursuant to Section 11.1(j), (p) or (q);
(C)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, optional prepayments of Indebtedness permitted by Section 11.1(q) made in accordance with the terms thereof; and
(D)    repayments of Indebtedness issued pursuant to Section 11.1(p) at the stated maturity thereof, so long as:
(1)    no Default or Event of Default shall have occurred and is continuing at the time of such repayment or would result therefrom; and

(2)    such repayment is from the proceeds of either a Revolving Credit Loan, cash on hand or both (and not from the proceeds of any other Indebtedness).
SECTION 11.11     Restrictive Agreements.
(a)    Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than (i) Indebtedness permitted pursuant to Section 11.1(p) or (q) of this Agreement (provided that any such negative pledge, restriction, limitation or encumbrance is no more restrictive than the February 2007 Notes and does not restrict or prohibit the US Borrower’s or any of its Subsidiaries’ ability to incur Liens on its assets or property) and (ii) Indebtedness incurred by a Special Purpose Subsidiary solely in connection with an Accounts Securitization).
(b)    Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of a Borrower (other than a Special Purpose Subsidiary solely in connection with an Accounts Securitization) to pay dividends to such Borrower.
SECTION 11.12     Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the US Borrower and its Subsidiaries as of the Closing Date.
ARTICLE XII

UNCONDITIONAL GUARANTY
SECTION 12.1     Guaranty of Obligations.
(a)he US Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of each of the Subsidiary Borrowers, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against any Subsidiary Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any other Guaranteed Party or acquired by the Administrative Agent or any other Guaranteed Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Subsidiary Borrowers to the Administrative Agent and the other Guaranteed Parties, including all of the foregoing, being hereinafter collectively referred to as the “US Borrower Guaranteed Obligations”).
(b)The Canadian Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the other Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Dutch Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Dutch Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any other Guaranteed Party or acquired by the Administrative Agent or any other Guaranteed Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Dutch Borrower to the Administrative Agent and the other Guaranteed Parties, including all of the foregoing, being hereinafter collectively referred to as the “Canadian Borrower Guaranteed Obligations”).
(c)The Dutch Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the other Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Canadian Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Canadian Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any other Guaranteed Party or acquired by the Administrative Agent or any other Guaranteed Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Canadian Borrower to the Administrative Agent and the other Guaranteed Parties, including all of the foregoing, being hereinafter collectively referred to as the “Dutch Borrower Guaranteed Obligations”).
SECTION 12.2     Nature of Guaranty. Subject to Section 12.1 above, each Borrower Guarantor agrees that its Borrower Guaranty is a continuing, unconditional guaranty of payment and not of collection, and that its obligations under such Borrower Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which such Borrower is or may become a party, (b) the absence of any action to enforce its Borrower Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any other Guaranteed Party with respect to any of the provisions of its Borrower Guaranty, this Agreement or any other Loan Document, (c) the existence, value or condition of, or failure to perfect a Lien, if any, against, any security for or other guaranty of its Borrower Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Guaranteed Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty), (d) any structural change in, restructuring of or other similar change of such Borrower or any of its respective Subsidiaries or (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being agreed by each Borrower Guarantor that its obligations under its Borrower Guaranty shall not be discharged until the final and indefeasible payment, in full, of its Borrower Guaranteed Obligations and the termination of the Commitments. To the extent permitted by law, each Borrower Guarantor expressly waives all rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Guaranteed Party to proceed in respect of its Borrower Guaranteed Obligations against any other Credit Party, any other guarantor or any other party or against any security for or other guaranty of the payment of its Borrower Guaranteed Obligations before proceeding against, or as a condition to proceeding against, any other Borrower. To the extent permitted by law, the each Borrower Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Administrative Agent or any other Guaranteed Party to commence an action in respect of its Borrower Guaranteed Obligations against any other Borrower, any other guarantor or any other party or any security for the payment of its Borrower Guaranteed Obligations. Each Borrower Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Guaranteed Party that is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Administrative Agent or such other Guaranteed

Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to its Borrower Guaranty for the reason that such pleading or introduction would be at variance with the written terms of its Borrower Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for each applicable Borrower Guaranty and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.
SECTION 12.3     Demand by the Administrative Agent. In addition to the terms set forth in Section 12.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Borrower Guaranteed Obligations under this Agreement are declared to be immediately due and payable in accordance with the terms of this Agreement, then each applicable Borrower Guarantor that has guaranteed such Borrower Guaranteed Obligations shall, upon demand in writing therefor by the Administrative Agent to the US Borrower, pay (subject to the respective limitations in Section 12.1) all or such portion of the outstanding Borrower Guaranteed Obligations then declared due and payable. Payment by the any Borrower Guarantor shall be made to the Administrative Agent, to be credited and applied upon such Borrower Guaranteed Obligations, in immediately available funds to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.
SECTION 12.4     Waivers. In addition to the waivers contained in Section 12.2, each Borrower Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Borrower of its respective obligations under, or the enforcement by the Administrative Agent or the other Guaranteed Parties of, its Borrower Guaranty. Each Borrower Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of its Borrower Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of its Borrower Guaranty. Each Borrower Guarantor represents, warrants and agrees that its obligations under its Borrower Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, any other Guaranteed Party, any other Borrower whether now existing or which may arise in the future.
SECTION 12.5     Modification of Loan Documents etc. If the Administrative Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, each Borrower Guarantor (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, any Borrower Guaranteed Obligations, (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges, (c) amend or modify, in any manner whatsoever, the Loan Documents, (d) extend or waive the time for performance by any Borrower, any other guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than its Borrower Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance, (e) take and hold security or collateral for the payment of its Borrower Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or any other Guaranteed Party has been granted a Lien, to secure any Indebtedness of any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party, (f) release anyone who may be liable in any manner for the payment of any amounts owed by any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party, (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of such Borrower Guarantor or any other guarantor are subordinated to the claims of the Administrative Agent or any other Guaranteed Party or (h) apply any sums by whomever paid or however realized to any Borrower Guaranteed Obligations owing by any Borrower Guarantor or any other guarantor to the Administrative Agent or any other Guaranteed Party in such manner as the Administrative

Agent or any other Guaranteed Party shall determine in its reasonable discretion; then neither the Administrative Agent nor any other Guaranteed Party shall incur any liability to any Borrower Guarantor as a result thereof, and no such action shall impair or release the obligations of any Borrower Guarantor under its Borrower Guaranty.
SECTION 12.6     Reinstatement. Each Borrower Guarantor agrees that, if any payment made by any other Borrower Guarantor or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any collateral are required to be returned by the Administrative Agent or any other Guaranteed Party to any Borrower, its estate, trustee, receiver, liquidator, administrator or any other party, including, without limitation, such Borrower Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment (subject to the limitations in Section 12.1), such Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, its Borrower Guaranty shall have been canceled or surrendered, its Borrower Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Borrower Guarantor in respect of the amount of such payment.
SECTION 12.7     No Subrogation. Notwithstanding any payment or payments by any Borrower Guarantor hereunder, or any set-off or application of funds of any Borrower Guarantor by the Administrative Agent or any other Guaranteed Party, or the receipt of any amounts by the Administrative Agent or any other Guaranteed Party with respect to any of its Borrower Guaranteed Obligations, no Borrower Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Guaranteed Party against any other Borrower Guarantor or any other guarantor or against any collateral security held by the Administrative Agent or any other Guaranteed Party for the payment of its Borrower Guaranteed Obligations nor shall any Borrower Guarantor seek any reimbursement from any other Borrower Guarantor or any of the other guarantors in respect of payments made by such Borrower Guarantor in connection with its Borrower Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Guaranteed Parties on account of its Borrower Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Borrower Guarantor on account of such subrogation rights at any time when all of its Borrower Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Borrower Guarantor in trust for the Administrative Agent, segregated from other funds of such Borrower Guarantor, and shall, forthwith upon receipt by such Borrower Guarantor, be turned over to the Administrative Agent in the exact form received by such Borrower Guarantor (duly endorsed by such Borrower Guarantor to the Administrative Agent, if required) to be applied against its Borrower Guaranteed Obligations, whether matured or unmatured, in such order as set forth herein.

ARTICLE XIII

DEFAULT AND REMEDIES
SECTION 13.1     Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(a)Default in Payment of Principal of Loans and Reimbursement Obligations. Any Borrower or any other Credit Party shall default in any payment of principal of any Loan when due or in any payment of a Reimbursement Obligation (whether at maturity, by reason of acceleration or otherwise).
(b)Other Payment Default. Any Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation (other than Cash Management Obligations), and such default shall continue for a period of five (5) days.
(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)Default in Performance of Certain Covenants. The US Borrower or any other Credit Party shall:
(i)    default in the performance or observance of any covenant or agreement contained in Sections 8.1(a), 8.1(b), or 8.5(e)(i) or Articles X or XI of this Agreement; or
(ii)    default in the performance or observance of any covenant or agreement contained in Section 8.2 and such default shall continue for a period of five (5) days.
(e)Default in Performance of Other Covenants and Conditions. The US Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the US Borrower by the Administrative Agent.
(f)Hedging Agreement. The US Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owned by such Credit Party as a result thereof exceeds $5,000,000.

(g)Indebtedness Cross-Default. The US Borrower or any other Credit Party shall (i) default in the payment of (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or (B) any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $7,500,000, in either case, beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or (B) any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $7,500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in any such case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
(h)Other Cross-Defaults. The US Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the US Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the US Borrower or such Credit Party to the extent required by GAAP.
(i)Change in Control. A Change in Control shall occur.
(j)Voluntary Bankruptcy Proceeding. The US Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(k)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the US Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the US Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(l)Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the US Borrower or any Subsidiary thereof party thereto or any such Person shall make any assertion of the same.
(m)Termination Event. The occurrence of any of the following events: (i) the US Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the US Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) Unfunded Pension Liability in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the US Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000 in the aggregate or $2,000,000 per annum.
(n)Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders to exceed $7,500,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against the US Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.
(o)Environmental. Any one or more Environmental Claims shall have been asserted against the US Borrower or any Subsidiary thereof; the US Borrower and any Subsidiary thereof would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 13.2     Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower:
(a)Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations and Cash Management Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 13.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations and Cash Management Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding subsection, the Borrowers shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers.

(c)Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.
SECTION 13.3     Rights and Remedies Cumulative; Non-Waiver; etc.
(a) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 15.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 13.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender, the Canadian Dollar Lender, the Euro Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender, Canadian Dollar Lender, Euro Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 15.4 (subject to the terms of Section 5.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 13.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 13.4     Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 13.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, each in its respective capacity as such, ratably among the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender, in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) and that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of any Cash Management Obligations and that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and their Affiliates and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Cash Management Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIV for itself and its Affiliates as if a “Lender” party hereto.
SECTION 13.5     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 15.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 15.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 13.6     Judgment Currency.
(a)    The obligation of the Borrowers to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrowers pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrowers to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.
(b)    Without limiting Section 13.6(a), the Borrowers shall indemnify and hold harmless the Administrative Agent, the Lenders and the Issuing Lenders, as applicable, against any loss incurred by the Administrative Agent, any Lender or any Issuing Lender as a result of any payment or recovery described in Section 13.6(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall continue in full force and effect notwithstanding any such payment or recovery.
ARTICLE XIV

THE ADMINISTRATIVE AGENT
SECTION 14.1     Appointment and Authority. Each of the Lenders and each of the Issuing Lenders hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 14.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 14.3     Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 15.2 and Section 13.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the US Borrower, a Lender or an Issuing Lender.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 14.4     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 14.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 14.6     Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the US Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the US Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, if any, held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security, if any, until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 15.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(c)Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Wells Fargo as a retiring Issuing Lender and Swingline Lender, (b) Wells Fargo as a retiring Issuing Lender and Swingline Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) such successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by Wells Fargo as a retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangement satisfactory to Wells Fargo as a retiring Issuing Lender to effectively assume the obligations of Wells Fargo as a retiring Issuing Lender with respect to such Letters of Credit.
(d)Notwithstanding anything to the contrary contained herein, Wells Fargo may, upon thirty (30) days’ notice to the US Borrower and the Revolving Credit Lenders, resign as Canadian Dollar Lender. In the event of any such resignation as Canadian Dollar Lender, the US Borrower shall be entitled to appoint from among the Revolving Credit Lenders or an Eligible Assignee, a successor Canadian Dollar Lender hereunder; provided that (i) no Revolving Credit Lender shall be required to accept such appointment as successor Canadian Dollar Lender, (ii) any successor Canadian Dollar Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (iii) until a Revolving Credit Lender or an Eligible Assignee shall have notified the Administrative Agent and the current Canadian Dollar Lender in writing that it has agreed to act as a successor Canadian Dollar Lender, the current Canadian Dollar Lender shall continue as Canadian Dollar Lender hereunder. If no successor Canadian Dollar Lender shall have been so appointed and accepted such appointment within thirty (30) days after the Canadian Dollar Lender’s giving of notice of resignation, then the Canadian Dollar Lender, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), may, on behalf of the Lenders, appoint an Eligible Assignee as a successor Canadian Dollar Lender. Upon the acceptance of any appointment as Canadian Dollar Lender hereunder by a successor, such successor Canadian Dollar Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the replaced Canadian Dollar Lender, and the replaced Canadian Dollar Lender shall be discharged from its duties and obligations in its capacity as Canadian Dollar Lender without any other or further act or deed on the part of such replaced Canadian Dollar Lender, the Administrative Agent or any other Lender. If Wells Fargo resigns as Canadian Dollar Lender, it shall retain all the rights of the Canadian Dollar Lender provided for hereunder with respect to Canadian Dollar Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Canadian Dollar Loans pursuant to Section 2.2(a)(ii).
(e)Notwithstanding anything to the contrary contained herein, Wells Fargo may, upon thirty (30) days’ notice to the US Borrower and the Revolving Credit Lenders, resign as Euro Lender. In the event of any such resignation as Euro Lender, the US Borrower shall be entitled to appoint from among the Revolving Credit Lenders or an Eligible Assignee, a successor Euro Lender hereunder; provided that (i) no Revolving Credit Lender shall be required to accept such appointment as successor Euro Lender; (ii) any successor Euro Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); and (iii) until a Revolving Credit Lender or an Eligible Assignee shall have notified the Administrative Agent and the current Euro Lender in writing that it has agreed to act as a successor Euro Lender, the current Euro Lender shall continue as Euro Lender hereunder. If no successor Euro Lender shall have been so appointed and accepted such appointment within thirty (30) days after the Euro Lender’s giving of notice of resignation, then the Euro Lender, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), may, on behalf of the Lenders, appoint an Eligible Assignee as a successor Euro Lender. Upon the acceptance of any appointment as Euro Lender hereunder by a successor, such successor Euro Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the replaced Euro Lender, and the replaced Euro Lender shall be discharged from its duties and obligations in its capacity as Euro Lender without any other or further act or deed on the part of such replaced Euro Lender, the Administrative Agent or any other Lender. If Wells Fargo resigns as Euro Lender, it shall retain all the rights of the Euro Lender provided for hereunder with respect to Euro Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Euro Loans pursuant to Section 2.2(b)(ii).
SECTION 14.7     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 14.8     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 14.9     Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise is eligible to be released as a Subsidiary Guarantor hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 14.9. In each case as specified in this Section 14.9, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement in accordance with the terms of the Loan Documents and this Section 14.9.

SECTION 14.10     Hedge Agreements and Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 13.4 by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIV to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Agreements and Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Agreements and Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE XV

MISCELLANEOUS
SECTION 15.1     Notices.
(a)Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third (3rd) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
(b)Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.
If to any Borrower:    Pool Corporation
109 Northpark Boulevard
Covington, Louisiana 70433
Attention: Mark Joslin, Chief Financial Officer
Telephone No.: (985) 801-5702
Telecopy No.: (985) 801-8302
    Email:     mark.joslin@poolcorp.com

With copies to:    Pool Corporation
109 Northpark Blvd
Covington, Louisiana 70433
Attention: Jennifer Neil, General Counsel
Telephone No.: (985) 801-5269
Telecopy No.: (985) 801-8269
    Email:     jennifer.neil@poolcorp.com
If to Wells Fargo as
Administrative Agent:    Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Telecopy No.: (704) 590-3481
Email: carey.ritenour@wellsfargo.com

With copies to:    Wells Fargo Bank, National Association
MAC D1053-150
301 S. College Street, 15th Floor
Charlotte, NC 28202
Attention: Nathan R. Rantala
Telephone No.: 704-383-0403
Telecopy No.: 704-715-1438
    Email: nathan.rantala@wellsfargo.com
If to any Lender
(or any Issuing Lender):        To the address set forth on the Register
(c)Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 15.2     Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:
(a)waive any condition set forth in Section 6.1 without the written consent of each Lender;
(b)[Intentionally Omitted];

(c)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) or the amount of Loans of any Lender, in any case, without the written consent of each Lender directly and adversely affected thereby;
(d)postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory repayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(e)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (vi) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(f)change Section 5.6 or Section 13.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(g)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(h)release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 14.9), without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) unless in writing and signed by the Canadian Dollar Lender in addition to the Lenders required above, affect the rights or duties of the Canadian Dollar Lender under this Agreement or any other Loan Document; (v) unless in writing and signed by the Euro Lender in addition to the Lenders required above, affect the rights or duties of the Euro Lender under this Agreement or any other Loan Document; (vi) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (vii) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 15.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.9 (including, without limitation, as applicable, (1) to permit increases in the Revolving Credit Commitment pursuant to Section 2.9 to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include all such Revolving Credit Commitment increases in any determination of Required Lenders; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender
SECTION 15.3     Expenses; Indemnity.
(a)Costs and Expenses. The Borrowers will (i) pay all out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (A) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees, disbursements and other charges of counsel for the Administrative Agent and (B) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (ii) pay all reasonable out-of-pocket expenses of the Administrative Agent, each Lender and each Issuing Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent, the Lenders and the Issuing Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of the Administrative Agent on behalf of the Lenders and the Issuing Lenders, enforcing any Obligations of, or collecting any payments due from, the Borrowers or any Subsidiary Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral or the enforcement of the Subsidiary Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent, any Lender or any Issuing Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (iii) defend, indemnify and hold harmless the Administrative Agent, the Lenders and the Issuing Lenders, and their respective parents, Subsidiaries, Affiliates, partners, employees, agents, officers, advisors and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Lender or any Issuing Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent, any Lender or any Issuing Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of the party seeking indemnification therefor or (y) result from a claim brought by any Credit Party against an indemnitee for breach in bad faith of the obligations under this Agreement or the other Loan Documents of the party seeking indemnification if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All amounts due under this Section shall be payable promptly after demand therefor.

(b)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure at such time, or if Revolving Credit Exposure has been reduced to zero, then based on such Lender’s share of the Revolving Credit Exposure prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.7.
SECTION 15.4     Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 13.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or their respective Affiliates may have. Each Lender, each Issuing Lender, the Swingline Lender, the Canadian Dollar Lender and the Euro Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 15.5     Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 15.6     Jurisdiction and Venue.
(a)Jurisdiction. Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, the Canadian Dollar Lender or the Euro Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(b)Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court
(c)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 15.7     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.8     Reversal of Payments. To the extent a Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
SECTION 15.9     Injunctive Relief; Punitive Damages.
(a)    The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders. Therefore, the Borrowers agree that the Administrative Agent and the Lenders, at the Administrative Agent’s or the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION 15.10     Accounting Matters.
(a)    If at any time any change in GAAP (other than the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(b)    If at any time (x) the Borrowers adopt IFRS with the agreement of its independent public accountants and (y) the SEC requires or permits United States reporting companies to utilize IFRS in lieu of GAAP for reporting purposes, the Borrowers shall promptly notify the Administrative Agent in writing that they have elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirement, (i) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such election and (ii) if the Borrowers, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such election; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such election.
SECTION 15.11     Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the US Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the US Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the US Borrower prior to such tenth (10th) Business Day;
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the US Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the US Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consents of the Canadian Dollar Lender, the Euro Lender, the Issuing Lenders and the Swingline Lender shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Subsidiary or Affiliate of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the US Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Canadian Dollar Loans, Euro Loans and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 15.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the US Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Addition and Acknowledgement Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the US Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the US Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender, the Canadian Dollar Lender, the Euro Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.3(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 15.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(f) (it being understood that the documentation required under Section 5.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower, to comply with Section 5.11(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 15.12     Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement or Cash Management Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the US Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 15.13     Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 15.14     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 15.15     Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 15.16     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 15.17     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 15.18     Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Arrangers and/or the Issuing Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 15.19     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 15.20     Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 15.21     Inconsistencies with Other Documents; Independent Effect of Covenants.
(a)    In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the other Loan Documents which imposes additional burdens on any Borrower or its Subsidiaries or further restricts the rights of any Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
(b)    The Borrowers expressly acknowledge and agree that each covenant contained in Articles IX, X or XI hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X or XI if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles IX, X or XI.
SECTION 15.22     Special Provisions Regarding Dutch Act on the Financial Supervision.
(a)    Each Lender makes the following declarations and representations to the Dutch Borrower: (i) it is, on the date specified for such Lender pursuant to following clause (b), (x) a PMP or (y) it forms a restricted circle (besloten kring) with the Dutch Borrower and (ii) it has made its own credit assessment of the Dutch Borrower.
(b)    Each declaration and representation set out in paragraph (a) above is made by each aforementioned Lender on the date of this Agreement (if a party hereto on such date) and by any future Lender on the date of its becoming a Lender; provided that the declaration and representation set out in paragraph (a) above shall not be required to be made by any Lender if, and to the extent that, on the date it becomes a Lender it is not a requirement under Dutch law that such Lender needs to either (x) qualify as a PMP or (y) form a restricted circle (besloten kring) with the Dutch Borrower.
SECTION 15.23     USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Subsidiary Guarantors, which information includes the name and address of the Borrowers and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrowers or such Subsidiary Guarantor in accordance with the PATRIOT Act.
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EXHIBIT B

Lenders and Commitments

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$75,000,000	16.1290323%
Bank of America, N.A.	$75,000,000	16.1290323%
Union Bank, N.A.	$75,000,000	16.1290323%
Capital One, N.A.	$55,000,000	11.827957%
Regions Bank	$55,000,000	11.827957%
Branch Banking & Trust	$40,000,000	8.6021505%
Fifth Third Bank	$40,000,000	8.6021505%
JPMorgan Chase Bank, N.A.	$40,000,000	8.6021505%
Comerica Bank	$10,000,000	2.1505376%
Total	$465,000,000	100%